PROSPECTUS
Filed pursuant to Rule 424(b)(3)
Registration No. 333-172139

BIOPOWER OPERATIONS CORPORATION

Up to 10,000,000 Shares of Common Stock at $0.50 per share via a Direct Public Offering

And

17,250,000 Shares of Common Stock from Existing Stockholders

This Prospectus relates to the sale of 17,250,000 shares of common stock, $0.0001 par value (“Common Shares”) of BioPower Operations Corporation, a Nevada company (“BIO”, “we”, “us”, “our”, “Company” or similar terms) by existing stockholders (the “selling stockholders”). Of these shares, up to 1,000,000 shares may be issued upon the exercise of a warrant at $1.00 per share. In addition, we are offering on a best efforts basis up to 10,000,000 shares of our common stock in a direct public offering, without any involvement of underwriters or broker-dealers, for up to ninety (90) days following the date of this Prospectus, which may be extended by the Company for up to an additional ninety (90) day period. If all shares being offered by the Company are sold, the Company would receive an aggregate of $5,000,000, less approximately $50,000 for expenses incurred. The offering price is $0.50 per share for the Company shares being offered pursuant to this Prospectus. No public market currently exists for the securities being offered. The shares being offered by the selling stockholders will be sold at $0.50 per share until such time as the Company’s shares of common stock are quoted on the OTC Bulletin Board and thereafter at prevailing market prices. The selling stockholders will not bear any of the costs associated with the registration or offering of their shares.

	public offering price	Underwriting discount and commissions	Proceeds to us*
Per share of common stock	$0.50	$0.00	$0.495
Total amount of common stock	$5,000,000	$0.00	$4,950,000

*reflects offering expenses of an aggregate of $50,000

Our common stock is presently not listed on any national securities exchange or the Nasdaq Stock Market. Subsequent to the initial filing date of this registration statement on Form S-1, in which this Prospectus is included, we intend to have an application filed on our behalf by a market maker for approval of our common stock for quotation on the Over-the-Counter Bulletin Board (“OTC-BB”) quotation system.  No assurance can be made, however, that we will be able to locate a market maker to submit such application or that such application will be approved.

The Company is currently in the development stage and has no operations or revenues to date and there can be no assurance that the Company will be successful in furthering its operations.  Persons should not invest unless they can afford to lose their entire investment.   Before purchasing any of the Common Shares covered by this Prospectus, carefully read and consider the risk factors included in the section entitled “Risk Factors” beginning on Page 3.   These securities involve a high degree of risk, and prospective purchasers should be prepared to sustain the loss of their entire investment.  There is currently no public trading market for the securities.

Neither the United States Securities and Exchange Commission (“SEC”), nor any state securities commission, has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 1, 2011

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	3
Risks Relating to our Business	3
Risks Relating to our Common Shares and the Trading Market	7
Forward Looking Statements	10
Use of Proceeds	10
Determination of Offering Price	12
Dilution	12
Selling Security Holders	14
Plan of Distribution	16
Description of Securities to be Registered	18
Interests of Named Experts and Counsel	18
Information with Respect to the Registrant	19
Description of Business	19
Description of Property	36
Legal Proceedings	36
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	36
Management’s Discussion and Analysis of Financial Condition and Results of Operations	38
Directors, Executive Officers, Promoters and Control Persons	40
Executive Compensation, Corporate Governance	41
Security Ownership of Certain Beneficial Owners and Management	42
Transactions with Related Persons, Promoters and Certain Control Persons	43
Director Independence	44
Material Changes	44
Incorporation of Certain Information by Reference	44
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	45
Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this Prospectus is accurate as of the date in the front of this Prospectus only. Our business, financial condition, results of operations and Prospectus may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this Prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.

i

PROSPECTUS SUMMARY

Prospective investors should consider carefully the information discussed under Risk Factors and Use of Proceeds sections, commencing on Page 3 and Page 10, respectively. An investment in our securities presents substantial risks, and you could lose all or substantially all of your investment.

BioPower is a development stage renewable energy company, with no operations and revenues to date, focused on growing biomass energy crops including trees and bamboo (“biomass feedstock”) that can be converted into electricity and biofuels. We intend to operate our Company through three wholly-owned subsidiaries, BioPower Corporation, Global Energy Crops Corporation and Green Oil Plantations Americas Inc. BioPower Corporation has the exclusive license for the United States, Central America, Guam, and Mexico from Clenergen Corporation to utilize their biomass growing technologies. Clenergen Corporation is a public company which utilizes genetics applied to selected tree species, namely, Marjestica, Melia dubia and Bamboo. Clenergen only began generating revenues in 2010. Green Oil Plantations Americas has the exclusive license for North, Central, South America and the Caribbean from Green Oil Plantations Ltd. and their affiliates to utilize their biomass growing technologies and turnkey plantation management to grow biomass energy crops. As a development stage company, our plan is to grow biomass energy crops by (1) acquiring land, (2) joint venturing with land owners who have land which cannot grow food and would like to grow energy crops and (3) joint venturing with project funding sources looking to acquire land and grow energy crops. We then intend to sell the biomass feedstock that can be used for the generation of electricity or conversion to biofuels.

Through this Offering, we are seeking to raise on a best efforts basis up to $5,000,000 from the sale of 10,000,000 shares of common stock at $0.50 per share.  This is the maximum amount, and there is no minimum amount.  We have no intention to return any funds raised to investors if the maximum amount is not raised.

We will use our best efforts to raise the entire $5,000,000 under this Offering in order to proceed with our business plan.  However, should we not be successful in doing so, we will be required to adjust our business plan according to the amounts raised, which may have a material and adverse effect on our operations.  As a specific example, should we only be able to raise 25% of the amount being sought, we anticipate we will have only very limited working capital, and would therefore be required to raise additional funds.  If we are unable to do so, our entire business could fail. Notwithstanding, even if we raise the entire $5,000,000, we will need substantial additional financing to implement our business plan to the point of commencing an energy crop growing operation.

Should  we be successful  in raising  the entire  $5,000,000,  and together  with  our existing  cash  in hand,  we will  have  sufficient  resources  to  fund business development activities for one year.

We have elected to make this public Offering of securities to raise the funds that are necessary to establish our business development activities for growing biomass energy crops in the United States, Central America, Mexico, Guam and other countries.  Our decision to finance our activities through this Offering is based on a presumption that we will be more successful by offering securities under an effective registration statement than through a private offering of equity or through debt financing.  There can be no assurance that we will sell all or any of the shares being offered, and if we are unable to sell all of the shares, our ability to implement the plan of operations as identified in this Offering may be materially and adversely affected as further identified under the Use of Proceeds section commencing on Page 10.

Following is a brief summary of this Offering:

Securities being offered:
Up to 27,250,000 shares of common stock, par value $0.0001, of which 10,000,000 shares are part of the direct public offering, and 17,250,000 are being offered for sale by existing stockholders, including up to 1,000,000 shares which may be issued upon exercise of a warrant for the purchase of 1,000,000 shares of our common stock at $1.00 per share.

Offering price per share:	$0.50

Offering period:	The shares are being offered for a period not to exceed 90 days from the effectiveness of this Prospectus, unless extended by our Board of Directors for an additional 90 days.

Net proceeds to us:
$5,000,000, based on the maximum 10,000,000 shares being sold. There is no assurance that we will be successful in selling this entire amount.  Furthermore, there is no minimum amount of shares that may be sold under this Offering, and we have no intention to return funds raised  to investors should we sell lesser amounts than the maximum, even if the amounts raised are not sufficient to fully undertake our plan as identified in this Prospectus.

The Company will not receive any proceeds from the sale of shares by the selling stockholders. However, the Company may receive up to $1,000,000 in the event that the warrant described herein is exercised for the purchase of 1,000,000 shares of our common stock.

Use of proceeds:
If we are successful in raising the entire $5,000,000, we intend to use the proceeds to pay administrative and legal costs, further the implementation of our business plan, and to provide additional working capital to the Company.

If we are unsuccessful in raising the entire amount under this Offering our ability to implement the business plan as identified in this Prospectus may be materially and adversely affected. Refer to Use of Proceeds section commencing on Page 10 for additional information.

Number of shares outstanding before the Offering:	90,250,000
Number of shares outstanding after the Offering if all the shares are sold:	100,250,000

Our principal executive office is located at 1000 Corporate Drive, Suite 200, Fort Lauderdale Florida 33334.  Our telephone number is (954) 607-2800. Our website address is www.biopoweroperations.com. The information on or accessible through our website is not part of this Prospectus.

RISK FACTORS

An investment in our securities should be considered highly speculative due to various factors, including the nature of our business and the present stage of our development.  An investment in our securities should only be undertaken by persons who have sufficient financial resources to afford the total loss of their investment.  In addition to the usual risks associated with investment in a business, you should carefully consider the following known material risk factors and all other information contained in this Prospectus before deciding to invest in our Common Stock.  If any of the following risks occur, our business, financial condition and results of operations could be materially and adversely affected.

Risks Relating to our Business

We are subject to a going concern opinion from our independent auditors.

Our independent auditors have added an explanatory paragraph to their audit issued in connection with the financial statements for the period ended November 30, 2010, relative to our ability to continue as a going concern.  We had a working capital deficit of ($1,333) and we had a deficit accumulated during the development stage of ($1,334), as at November 30, 2010. Because our auditors have issued a going concern opinion, it means there is substantial uncertainty we will continue operations in which case you could lose your investment.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. As such we may have to cease operations and investors could lose their entire investment.

We have had no operations to date and have earned no revenues to date.

We have had no operations to date and no revenues.  We expect to incur losses at least in the first year, and possibly beyond, due to significant costs associated with our business development. There can be no assurance that we will be able to successfully implement our business plan, or that our business development will ever lead to us generating sufficient revenues to fund our continuing operations or that we will ever generate positive cash flow from our operations.  Further, we can give no assurance that we will attain or thereafter sustain profitability in any future period. Since our resources are presently very limited, insufficient future revenues would result in termination of our operations, as we cannot sustain unprofitable operations, unless additional equity or debt financing is obtained.

We have had no operations to date, and are competing with well-established companies in our business sector, and may never achieve profitability.

To date the Company has been focused on raising money and filing this registration statement. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a relatively new, undercapitalized company engaged in our business sector. Such risks include, but are not limited to, competition from well-established and well-capitalized companies and unanticipated difficulties regarding the marketing and sale of our products. There can be no assurance that we will ever generate significant commercial sales or achieve profitability. Should this be the case, our common stock could become worthless and investors in our common stock or other securities could lose their entire investment.

We need to obtain a significant amount of debt and/or equity capital to commence acquiring land and growing and managing energy crops, which we may not be able to obtain on acceptable terms or at all.

We will require additional capital to fund our business and development plan, including the acquisition of land and planting and management of biomass energy crops (“biomass operations”).  In addition, once these farms have been planted, we will have to fund the start-up costs of these biomass operations until, if ever, the biomass is sold and generates sufficient cash flow. We may also encounter unforeseen costs that could also require us to seek additional capital. As a result, we expect to seek to raise additional debt and/or equity funding. The full and timely development and implementation of our business plan and growth strategy will require significant additional resources, and we may not be able to obtain the funding necessary to implement our growth strategy on acceptable terms or at all. An inability to obtain such funding would prevent us from planting any tree farms or plantations.  Furthermore, our plantation strategy may not produce revenues even if successfully funded. We have not yet identified the sources for the additional financing we require and we do not have commitments from any third parties to provide this financing. We might not succeed, therefore, in raising additional equity capital or in negotiating and obtaining additional and acceptable financing. Our ability to obtain additional capital will also depend on market conditions, national and global economies and other factors beyond our control. We might not be able to obtain required working capital, the need for which is substantial given our business and development plan. The terms of any future debt or equity funding that we may obtain may be unfavorable to us and to our stockholders.

        We have limited financial and management resources to pursue our growth strategy.

Our growth strategy may place a significant strain on our management, operational and financial resources. We have negative cash flow from our development stage activities and continue to seek additional capital. We will have to obtain additional capital either through debt or equity financing to continue our business and development plan. There can be no assurance, however, that we will be able to obtain such financing on terms acceptable to our company.

If we raise additional funds through the issuance of equity or convertible securities, these new securities may contain certain rights, preferences or privileges that are senior to those of our common shares. Additionally, the percentage of ownership of our company held by existing shareholders will be reduced.

Our proposed business may be adversely affected if one or both of our license agreements with Clenergen and Green Oil Plantations, Ltd. is terminated.

Although we believe our relationships with our Licensors are very good, our license agreements do provide that the Licensors may terminate such Agreements.  In the Green Oil Plantations, Ltd. agreement, the Licensor, after two years, can give notice of termination in the event that certain events occur. Such events include but are not limited to, our failure to perform or observe any of our obligations, or the filing of bankruptcy. In the Clenergen License Agreement, Clenergen has the right to terminate the agreement immediately by providing notice in writing in the event of our failure to perform or observe any of our obligations, the filing of bankruptcy or the licensee challenging the validity of any of Clenergen’s licensed technologies.
In the event that one or both of the license agreements are terminated by the licensors as provided in the license agreements, our business and operations will be materially and adversely affected.

We will be dependent on third parties for expertise in the management of our Biomass plantations and any loss or impairment of these relationships could cause delay and added expense. In addition, we currently have no binding definitive agreements with such parties and their failure to perform could hinder our ability to generate revenues.

The number of biomass plantation management companies with the necessary expertise to manage the biomass plantations is limited. We will be dependent on our relationships with third parties for their expertise. Any loss of, or damage to, these relationships, particularly during the planting and start-up period for the plantation(s), may significantly delay or even prevent us from continuing operations at these plantations and result in the failure of our business. The time and expense of locating new plantation management companies could result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and significantly damage our competitive position in the industry.

We will be required to hire and retain skilled technical and managerial personnel.

Personnel qualified to operate and manage our future plantations and product sales are in great demand. Our success depends in large part on our ability to attract, train, motivate and retain qualified management and skilled employees, particularly managerial, technical, sales and marketing personnel, technicians, and other critical personnel. Any failure to attract and retain the highly-trained managerial and technical personnel may have a negative impact on our operations, which would have a negative impact on our future revenues. There can be no assurance that we will be able to attract and retain skilled persons; and, the loss of skilled technical personnel would adversely affect our company.

We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon our officers for execution of our business plan, especially Mr. Robert Kohn, our Chief Executive Officer, Secretary and a Director. The loss of Mr. Kohn or any of our other officers could have a material adverse effect upon our results of operations and financial position. We do not maintain “key person” life insurance for any of our officers. The loss of any of our officers could delay or prevent the achievement of our business objectives.

Delays or defects could result in delays in our proposed future production and sale of energy from Biomass and negatively affect our operations and financial performance.

Projects often involve delays for a number of reasons including delays in obtaining permits, delays due to weather conditions, or other events. Also, any changes in political administrations at each level that result in policy changes towards energy produced from Biomass could also cause delays. If it takes us longer to plant our proposed plantations, our ability to generate revenues could be impaired. In addition, there can be no assurance that defects in materials and/or workmanship will not occur. Such defects could delay the commencement of operations of the plantation or cause us to halt or discontinue the plantation’s operation or reduce the intended production capacity. Halting or discontinuing plantation operations could delay our ability to generate revenues.

Our proposed plantation sites may have unknown environmental problems that could be expensive and time consuming to correct which may delay or halt planting and delay our ability to generate revenue.

Liability costs associated with environmental cleanups of contaminated sites historically have been very high as have been the level of fines imposed by regularity authorities upon parties deemed to be responsible for environmental contamination. If contamination should take place for which we are deemed to be liable, potentially liable or a responsible party, the resulting costs could have a material effect on our business. This risk is mitigated by our program of supplying organic fertilizer and pesticides to each location where we are cultivating trees and/or bamboo for the purpose of Biomass.

We may encounter hazardous conditions at or near each of our proposed facility sites that may delay or prevent planting at a particular location.  If we encounter a hazardous condition at or near a site, work may be suspended and we may be required to correct the condition prior to continuing the plantation. The presence of a hazardous condition would likely delay or prevent planting at a particular location and may require significant expenditure of resources to correct the condition.  If we encounter any hazardous condition during planting, estimated sales and profitability may be adversely affected.

Changes in environmental regulations or violations of the regulations could be expensive and hinder our ability to operate profitably.

We are and will continue to be subject to extensive air, water and other environmental regulations and will need to maintain a number of environmental permits to plant and operate our future plantations. If for any reason, any of these permits are not granted, costs for the plantations may increase, or the plantations may not be planted at all. Additionally, any changes in environmental laws and regulations could require us to invest or spend considerable resources in order to comply with future environmental regulations. Violations of these laws and regulations could result in liabilities that affect our financial condition and the expense of compliance alone could be significant enough to reduce profits.

Our joint ventures and strategic alliances may not achieve their goals.

We expect to rely on joint ventures and strategic alliances for land acquisition and development, plantation, planting, growing and management, sale and marketing of products, funding of projects and project development. Even if we are successful in forming these alliances, they may not achieve their goals.

Dependence upon our officers without whose services Company Operations could cease.

At this time two of our officers in particular, Robert Kohn and Dale Shepherd, both of whom have extensive experience in the energy and fuels business, are primarily responsible for the development and execution of our business plan.  Both individuals have long-term employment contracts with the Company commencing January and February, 2011, respectively, however after 5 years and 2 years, respectively, these contracts may be terminated by the officers, with payout provisions applicable.  If either of our two officers should choose to leave us for any reason before we have hired additional personnel, our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified management who could develop our business along the lines described herein or would be willing to work for compensation the Company could afford.  Without such management, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment. We do not maintain “key person” life insurance for any of our officers and will be implementing a D&O Insurance policy in the near future.

Because there is no minimum share sale requirement, it is possible that we will fail to adequately fund our operations even if we raise some funds from this Offering.

This Offering is not subject to any minimum share sale requirement.  Consequently, the early investor is not assured of any other, later shares being sold.  You may be the only purchaser.  If we fail to sell the entire amount under this Offering, we may never be able to adequately fund our operations and your investment would be lost. Please refer to the Use of Proceeds section starting on Page 10 for additional information on, and risks associated with, different levels of success in our funding efforts.

We do not have a traditional credit facility with a financial institution. This absence may adversely impact our operations.

We do not have a traditional credit facility with a financial institution, such as a working line of credit. The absence of a facility could adversely impact our operations, as it may constrain our ability to have the working capital for inventory purchases or other operational requirements. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our business development efforts.  Without credit facilities, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our inability to successfully achieve a critical mass of sales could adversely affect our financial condition.

No assurance can be given that we will be able to successfully achieve a critical mass of sales in order to cover our operating expenses and achieve sustainable profitability.  Without such critical mass of sales, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Other companies with greater resources and operating experience offer products similar to or the same as the products we sell.

We intend to operate in a very competitive industry with many established and well-recognized competitors. These competitors range from large, international oil companies such as Shell, Exxon-Mobil, BP, who have announced plans to create renewable energy projects and International Paper to smaller renewable energy companies and tree growing companies. Most of our competitors (including all of the competitors named above) have substantially greater market leverage, distribution networks, and vendor relationships, longer operating histories and industry experience, greater financial, technical, sales, marketing and other resources, more name recognition and larger customer bases than we do and potentially may react strongly to our marketing efforts. Other competitive responses might include, without limitation, intense and aggressive price competition and offers of employment to our key marketing or management personnel. We may not be successful in the face of increasing competition from existing or new competitors, or the competition may have a material adverse effect on our business, financial condition and results of operations.  If we are not successful in competing with our competitors, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our future sales and marketing efforts may not lead to sales of our products.

Our sales and marketing efforts have not yet commenced, and we believe we will have to establish significant sales and marketing capabilities in order to establish sufficient awareness to launch broader sales of our energy products. There can be no assurance that we will be able to expand our sales and marketing efforts to the extent we believe necessary or that any such efforts, if undertaken, will be successful in achieving substantial sales of our products.  If we are unable to expand our sales and marketing efforts, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

The average selling prices of our products, and our gross margins resulting from the sale of such products, may decline as a result of industry trends, competitive pressures and other factors.

The renewable energy industry has experienced a significant shift in awareness due to a number of factors, particularly competitive and macroeconomic pressures and shortages of oil in the future. Our competitors have announced spending billions of dollars on tree and bamboo growing programs.  This may lower sales prices from time to time in order to gain market share or create more demand. We may have to reduce the sales prices of our products in response to such intense pricing competition, which could cause our gross margins to decline and may adversely affect our business, operating results or financial condition.  If we cannot maintain adequate profit margins on the sales of our products, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our failure to manage growth effectively could impair our success.

In order for us to expand successfully, management will be required to anticipate the changing demands of a growth in operations, should such growth occur, and to adapt systems and procedures accordingly. There can be no assurance that we will anticipate all of the changing demands that a potential expansion in operations might impose. If we were to experience rapid growth, we might be required to hire and train a large number of sales and support personnel, and there can be no assurance that the training and supervision of a large number of new employees would not adversely affect the high standards that we seek to maintain. Our future will depend, in part, on our ability to integrate new individuals and capabilities into our operations, should such operations expand in the future, and there can be no assurance that we will be able to achieve such integration. Failure to manage growth effectively during an expansion in our operations (should such an expansion occur) could adversely affect our business, financial condition and results of operations.

Changes in generally accepted accounting principles could have an adverse effect on our business, financial condition, cash flows, revenue and results of operations.

We are subject to changes in and interpretations of financial accounting matters that govern the measurement of our performance. Based on our reading and interpretations of relevant guidance, principles or concepts issued by, among other authorities, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the United States Securities and Exchange Commission, our management believes that our current contract terms and business arrangements have been properly reported. However, there continue to be issued interpretations and guidance for applying the relevant standards to a wide range of contract terms and business arrangements that are prevalent in the industries in which we operate. Future interpretations or changes by the regulators of existing accounting standards or changes in our business practices could result in future changes in our revenue recognition and/or other accounting policies and practices that could have a material adverse effect on our business, financial condition, cash flows, revenue and results of operations.

The Company is controlled by its officers and directors and new investors will not have any voice in our management, which could result in decisions adverse to them.

Should this Offering be fully subscribed, our directors and officers collectively own or have the right to vote approximately 37.56% of our then outstanding Common Shares. In addition, on January 28, 2011, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of Series A Preferred Stock. The Certificate was approved by the Board and did not require shareholder vote.  The Certificate created a new class of preferred stock known as Series A Preferred Stock. There is one share designated as Series A Preferred Stock. One share of Series A Preferred Stock is entitled to 50.1% of the outstanding votes on all shareholder voting matters. Series A Preferred Stock has no dividend rights and no rights upon a liquidation event.  On January 31, 2011, the Company issued one share of Series A Preferred Stock to China Energy Partners, LLC, an entity controlled by Mr. Robert Kohn, our Chief Executive Officer and a Director and Ms. Bonnie Nelson, a Director, with each owning 50% of that entity.  Through this entity, Mr. Kohn and Ms. Nelson are empowered with supermajority voting rights despite the amount of outstanding voting securities they each own.

As a result they will have the ability to control substantially all matters submitted to our stockholders for approval including:

-	election of our board of directors;

-	removal of any of our directors;

-	amendment of our Articles of Incorporation or By-laws; and

-	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, sales of significant amounts of shares held by selling stockholders, or the prospect of these sales, could adversely affect the market price of our Common Shares. Preferred stock and common stock ownership of our principal stockholders and our officers and directors may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission (the “SEC”), have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage.

Section 404 of the Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. As a smaller reporting company, while we are not required to obtain the attestation of our accounting firm regarding the effectiveness of our internal control over financial reporting, our management is still required to assess the effectiveness of such internal controls. If we are unable to comply with the requirements of Section 404 in a timely manner or if we are not able to remediate any deficiencies, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Risks Relating to our Common Shares and the Trading Market

We may, in the future, issue additional Common Shares which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 500,000,000 Common Shares with par value of $0.0001 per share and 10,000 shares of Preferred Stock with par value of $1.00 per share. The future issuance of our authorized Common Shares and Preferred Stock, to the extent that it is convertible into shares of common stock, may result in substantial dilution in the percentage of our Common Shares held by our then existing stockholders.  We may value any Common Shares issued in the future on an arbitrary basis. The issuance of Common Shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Common Shares held by our investors, and might have an adverse effect on any trading market for our Common Shares.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development.  We are seeking to commence a new business in the highly competitive renewable energy industry, and we have yet to establish or operate our first planned energy crop growing operation.  Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date, and there is little likelihood that we will generate any revenues or realize any profits in the short to medium term.  Any profitability in the future from our business will be dependent upon our successfully implementing our business plan, which itself is subject to numerous risk factors as set forth herein.  Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to undertake our business operations.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained.  We intend to have a market maker apply for admission to quotation of our Common Shares on the OTC Bulletin Board.  If for any reason our Common Shares are not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the Common Shares may have difficulty selling their shares should they desire to do so.  No market makers have committed to becoming market makers for our Common Shares and it may be that none will do so.

Our Common Shares are subject to the “Penny Stock” Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted regulations that generally define a "penny stock" to be any equity security other than a security excluded from such definition by Rule 3a51-1 under the Securities Exchange Act of 1934, as amended.  For the purposes relevant to our Company, it is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

If our shares are accepted for quotation on the OTC Bulletin Board, it is anticipated that our Common Shares will be regarded as a “penny stock”, since our shares aren’t to be listed on a national stock exchange or quoted on the NASDAQ Market within the United States, to the extent the market price for our shares is less than $5.00 per share.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  To the extent these requirements may be applicable they will reduce the level of trading activity in the secondary market for the Common Shares and may severely and adversely affect the ability of broker-dealers to sell the Common Shares.

United States securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this Offering.

Secondary trading in Common Shares sold in this Offering will not be possible in any state in the U.S. unless and until the Common Shares are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying the Common Shares for secondary trading, or identifying an available exemption for secondary trading in our Common Shares in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the Common Shares in any particular state, the Common Shares could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our Common Shares, the market for the Common Shares could be adversely affected.

We have not and do not intend to pay any cash dividends on our Common Shares, and consequently our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business.  We have not, and do not, anticipate paying any cash dividends on our Common Shares in the foreseeable future.  Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

The elimination of monetary liability against the Company’s directors, officers and employees under Nevada law and the existence of indemnification rights to the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors, officers and employees.

The Company’s certificate of incorporation contains a specific provision that eliminates the liability of directors for monetary damages to the Company and the Company’s stockholders; further, the Company is prepared to give such indemnification to its directors and officers to the extent provided by Nevada law. The Company may also have contractual indemnification obligations under its employment agreements with its executive officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup. These provisions and resultant costs may also discourage the Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by the Company’s stockholders against the Company’s directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

If we do not comply with the state regulations in regard to the sale of these securities or find an exemption therefrom there may be potential limitations on the resale of your stock.

With few exceptions, every offer or sale of a security must, before it is offered or sold in a state, be registered or exempt from registration under the securities, or blue sky laws, of the state(s) in which the security is offered and sold. Similarly, every brokerage firm, every issuer selling its own securities and an individual broker or issuer representative (i.e., finder) engaged in selling securities in a state, must also be registered in the state, or otherwise exempt from such registration requirements. Most states securities laws are modeled after the Uniform Securities Act of 1956 ("USA"). To date, approximately 40 states use the USA as the basis for their state blue sky laws.

However, although most blue sky laws are modeled after the USA, blue sky statutes vary widely and there is very little uniformity among state securities laws. Therefore, it is vital that each state's statutes and regulations be reviewed before embarking upon any securities sales activities in a state to determine what is permitted, or not permitted, in a particular state. While we intend to review the blue sky laws before the distribution of any securities in a particular state, should we fail to properly register the securities as required by the respective states or find an exemption from registration, then you may not be able to resell your stock once purchased. As of this date, we intend to offer our common stock upon effectiveness of this prospectus in Texas, California, Oregon, Washington, Illinois, Pennsylvania, New York, Washington, D.C., Maryland, Florida, Connecticut, Arizona, Nevada and Massachusetts.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as: anticipate, believe, plan, expect, future, intend and similar expressions, to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced as described in the Risk Factors section and elsewhere in this Prospectus.  Factors which may cause the actual results or the actual plan of operations to vary include, among other things, decisions of the board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, or changes in general economic conditions and those other factors set out in this Prospectus.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, referred to herein as the Securities Act.

USE OF PROCEEDS

We plan to raise up to $5,000,000 dollars from the sale of 10,000,000 shares of common stock at $0.50 per share.  This Offering has a maximum amount of $5,000,000 dollars and no minimum.  We have no intention to return any stock sales proceeds to investors if the maximum amount is not raised.

All proceeds from the sale of the 16,250,000 shares from the selling stockholders will be paid directly to those stockholders, and the Company will not receive proceeds therefrom. However, we may receive proceeds from the exercise of the warrant to purchase 1,000,000 common shares at $1.00 per share if and to the extent that such warrant is exercised by the selling stockholder.

We will use our best efforts to raise the entire $5,000,000 under this Offering in order to fully proceed with our business plan.  However, should we not be successful in doing so, we will be required to adjust our business plan according to the amounts raised, which may have a material and adverse effect on our operations.  The following table outlines our planned use of proceeds based on different percentages of shares sold and the corresponding proceeds raised:

	Use of Proceeds based on % of Offering sold / Net Proceeds Raised
Use of Proceeds	25% / $1,250,000	50% / $2,500,000	75% / $3,750,000	100% / $5,000,000
Establishment of permanent corporate headquarters	$50,000	$50,000	$50,000	$50,000
Business development costs for biomass operations	$1,000,000	$1,500,000	$2,250,000	$3,250,000
Working capital from Proceeds of Offering	$200,000	$950,000	$1,450,000	$1,700,000
Plus, existing Working Capital:	$125,000	$125,000	$125,000	$125,000
Total Working Capital after Offering:	$325,000	$1,075,000	$1,575,000	$1,825,000

Officers and Directors Salaries	$0	$475,000	$475,000	$475,000
Employees	$70,000	$120,000	$347,500	$347,500
Consultants	$75,000	$125,000	$250,000	$350,000
Legal and Accounting	$125,000	$150,000	$175,000	$200,000
Other Working Capital Expenses	$55,000	$205,000	$327,500	$452,500

Business Development Costs for Biomass Projects

Amount of Potential Biomass Projects	2	3	5	7

Estimated Budget per Potential Project $400,000 (1)	$800,000	$1,200,000	$2,000,000	$2,800,000

Consultants and Advisors Not Directly Related to Projects (2)	200,000	300,000	250,000	450,000

Total Business Development Costs for Biomass Projects	$1,000,000	$1,500,000	$2,250,000	$3,250,000

Business Development Costs

Business development costs are an estimated budgeted amount which will be used for the development of potential biomass projects and be subject to the amount of funds available at any given time. We estimate a budget of $400,000 for the total development costs necessary for a potential biomass project to identify a location, do the due diligence and produce a completed feasibility study, including the business model.  This feasibility study is then provided to a project funding source that may or may not give approval for a funding offer for the project.   Our goal is to implement at least one fully funded biomass project over the first twelve months. If there are more funds available, the Company may commence the development of more potential biomass projects. The Company intends to develop projects simultaneously based upon the funds raised from the offering.  (Please see Description of the Business for a complete discussion on The BioPower Business Development Process, Project Feasibility Study including Due Diligence Costs and Business Model and Biomass Project Costs)

(1)
The estimated budget per potential biomass project of $400,000 is for business development costs which include marketing. the Feasibility Study and all Due Diligence costs.

Our licensors have stated that for each Feasibility Study they prepare, will generally cost between $25,000 up to a maximum of $100,000 according to the complexity of each potential location.  We have allocated $100,000 for the estimated budget for the Licensor’s preparation of the Feasibility Study and $300,000 for all other business development costs per potential biomass project.

(2)
Consultants and advisors represent a budgeted amount which will vary according to funds available.  These consultants and advisors are not project specific and represent expertise in such fields as agronomy, bioenergy, end product development and technology assessment. These consultants and advisors will perform such services as review of end product conversion technologies for all potential biomass projects; liaison with our licensors; review of government funding opportunities; foreign country rules and regulations and funding opportunities through government agencies.

We will be limited as to the number of potential biomass projects we can develop by the funds available for business development. After we are effective, as we increase the amount of shares sold under this Offering, we will be able to develop more potential biomass projects from the additional funds available. BioPower will present the feasibility studies to funding sources for their approval and potential funding for a project.  Our goal is to have at least one approved and funded biomass project.  There can be no assurance that we will be successful in obtaining approval from a financing source for our first fully funded biomass project even if we raise 100% of the proceeds from this Offering.

The BioPower Business Development Process

The Company anticipates implementing the following business development processes upon receiving funds from the Offering:

Project Marketing

Market our general biomass project business model to land owners and/or project funding sources.

Project Feasibility Study and Business Model

Once potential project funding sources are matched with a specific land opportunity, BioPower will initiate the process to prepare a feasibility study for the specific project by identifying what it believes is the best energy crop to grow at a specific site. The feasibility study will include a business model for the specific land opportunity and will be prepared by one of our licensors as determined by us after we have identified an energy crop for the specific site.  If, for example, SilverLeaf or Millettia would be the best energy crop for the site, then we would have Green Oil prepare the feasibility study.  If however, Marjestica, Melia dubia or bamboo would be the best energy crop for the site, then we would have Clenergen prepare the feasibility study.  Regardless of the licensor chosen to prepare the feasibility study, however, BioPower will not prepare any aspect of the feasibility study but will gather local information regarding permitting processes (if any), local labor costs, equipment costs, construction costs, soil reports, weather, irrigation and many other local details, for the licensor, so that they can prepare the feasibility study and the business model for the specific site.

The information used in the preparation of this business model would include: land acquisition cost; soil and environmental analyses; permitting costs; capital costs for buildings; equipment; seedlings; land preparation; planting, irrigation; operating costs; personnel needs and costs; available markets and purchase prices for products; buyers’ letters of intent if obtainable; evaluation of the regulatory situation at that time; availability of governmental subsidies, loans and/or grants.  The feasibility study would include a narrative of the project including the business model consisting of a multi-year financial projection of revenues and profitability, cash flow and return on investment.

Once the feasibility study is finalized, the Company will present it to the project funding sources for funding approval.

If the feasibility study meets the investment criteria of a potential project funding source, an offer is presented to us.
Approval of Feasibility Study
Once we have a project funding source offer, then the total project is submitted to the BioPower Board of Directors for final approval.  When the final approval is granted, then BioPower will execute agreements, hire the required personnel and establish contractual relationships in order to start the project.
BioPower will also execute, with the selected Licensor, the contracts to provide seedlings, project implementation and plantation management services.  BioPower will oversee the project and make sure that the use of proceeds for the project in the business model is spent accordingly.
At this time we have not moved forward with anyone to negotiate for potential land, prepare a feasibility study, nor have we presented anything to potential project funding sources for their consideration.  There can be no assurance that we will ever receive funding approval to do our first biomass project.

We executed a sublease agreement on March 18, 2011 for 2,000 square feet of office space for 26 months and will cost us approximately $50,000 per year, including all furniture and office equipment.  We moved into our new corporate headquarters as of April 1, 2011 at 1000 Corporate Drive, Suite 200, Fort Lauderdale, Florida 33334.  Our new phone number is 954-607-2800. The Company is paying its rent out of its working capital referenced in the Use of Proceeds table.

Under all the scenarios above, we will be able to operate the Company for one year by reducing expenditures in line with the monies raised.

In the event we are able to sell only 25% of the shares under this Offering, we believe we have sufficient funds from our proceeds raised to allocate the necessary funds required to further continue business development activities. We would pay costs associated with setting up corporate headquarters. We would seek to raise the remaining $3,750,000 identified as being optimal for establishing our business development activities. Under this scenario we will have limited working capital and therefore there is a chance of our business failing. Our officers would accrue, but not be paid, a salary in this circumstance.  We would be able to develop two potential biomass projects.  We estimate that we will need to raise at least $600,000 to develop one potential biomass project and pay all other expenses related to our operations.

Development of One Biomass Project	$400,000
Employees	$70,000
Consultants	$75,000
Legal and Accounting	$125,000
Other Working Capital Expenses	$55,000
Total Minimal Expenses	$725,000
Less: Cash on hand	$125,000
Total Minimum Raise Needed to Develop
One potential biomass project	$600,000

Should we only be able to sell 50% of the shares under this Offering we would expend the funds as detailed above to set up the corporate office, business development costs and working capital. After we raise $2,500,000 our executives would be paid their accrued salaries to date and then their salaries would be paid bi-weekly for up to one year including the accrual period. Annual salaries would be paid to Robert Kohn of $200,000, Dale Shepherd $150,000 and Bonnie Nelson $125,000. Our working capital would in this situation be approximately $ 1,175,000 total. The raise of $2,500,000 is sufficient to increase business development activities.  We would be able to develop three potential biomass projects.

We would seek to raise the remaining $2,500,000 as soon as possible, in order to continue our business plan fully.   However, there is no assurance we will be successful in doing so.  If we are unable to raise the funds, we will be in a position whereby a substantial amount of funds has been invested into trying to develop three potential biomass projects but we won’t have a solid foundation for further growth and expansion.

If we are able to sell 75% of the shares under the Offering, we believe that we will have sufficient funds to generally affect our business plan and have business development funds necessary for the development of five potential biomass projects.  Our executives would be paid their accrued salaries to date and then their salaries and benefits would be paid bi-weekly for up to one year including the accrual period.  Annual salaries would be paid to Robert Kohn of $200,000, Dale Shepherd $150,000 and Bonnie Nelson $125,000. We would still seek to raise the remaining $1,250,000, and we believe this should be less challenging to accomplish, though there is no assurance of success. If we cannot raise the required funds, we won’t have a solid foundation for further growth and expansion.

In any of the three scenarios representing our not selling 100% of the shares under the Offering, we will be able to advance our business plan to varying degrees: we still will be required to raise additional capital in some manner that we have not yet identified, in order to achieve the level of progress in our business plan identified in the 100% scenario. If we are unsuccessful in doing so, the risks to an investor in this Prospectus are increased, particularly in the 25% and 50% scenarios. In all these situations, management will accrue but will not be paid their salary until $2,500,000 has been raised either through the Offering or in some other fashion.  At that point, our executives would be paid their accrued salaries to date and then their salaries would be paid bi-weekly for up to one year including the accrual period.  Annual salaries would be paid to Robert Kohn of $200,000, Dale Shepherd $150,000 and Bonnie Nelson $125,000.

Should we raise the entire $5,000,000 we are seeking from this Offering, we will have sufficient funds for our activities for the twelve month period following the completion of this Offering (“Initial Period”), inclusive of having paid $50,000 towards our permanent corporate headquarters and $3,250,000 towards our business development costs. Our working capital would then be $1,700,000 plus the approximately $225,000 working capital already on hand. This is expected to be sufficient to pay for the business development costs of seven potential biomass projects.   Our goal is to obtain financing from a project funding source (See Description of the Business) for at least one biomass project during the Initial Period.  Our executives would be paid their accrued salaries to date and then their salaries and benefits will be paid bi-weekly for up to one year including the accrual period. Annual salaries would be paid to Robert Kohn of $200,000, Dale Shepherd $150,000 and Bonnie Nelson $125,000.  We would then be required to raise additional funds, for which we have not identified any sources at this time. There can be no assurance that even though we prepare feasibility studies, that we will be able to obtain the necessary financing required for our first fully funded and operating biomass project.

In the event that we sell less than 25% of the shares in this Offering, we will have a Use of Proceeds which will follow the below budget:

Establishment of permanent corporate headquarters	$50,000
Legal and Accounting	$125,000
Business development costs and working capital	$125,000
Total Use of Proceeds	$300,000

The initial $300,000 raise will be applied to establishment of permanent headquarters, legal and accounting, business development costs and working capital.  Working capital will include the cost of an administrative employee, approximately $45,000-$50,000 plus related  payroll taxes, medical benefits and office expenses.

As of November 30, 2010, our period end, our wholly-owned subsidiary, BioPower Corporation, had raised $1 through the sale of 10,000 shares of our common stock and secured a loan of $20,927 from our CEO and a Director which such shares have been cancelled as of January 5, 2011 and are not being registered as part of this Prospectus.

As of May 31, 2011, we accepted subscription agreements on February 2, 2011 for the sale of 1,200,000 shares of our common stock at a price of $0.25 per share with no commissions paid, for total proceeds of $300,000. From this total of $300,000, $15,000 has been expended towards the preparation of our Registration Statement. As of the date of this filing, we have approximately $125,000 cash in hand.

DETERMINATION OF OFFERING PRICE

There is no established market for our stock. The offering price for shares sold pursuant to this Offering is set at $0.50 per common share. To date, we have issued a total of 90,250,000 common shares, 85,100,000 common shares of which were sold at an average price of $0.0036 per share, for total gross proceeds of $308,390.

The $0.50 price of the shares that are being offered, that being the 10,000,000 direct issue shares, was arbitrarily determined in order for us to raise up to a total of $5,000,000 in this Offering through the direct issue.

The shares being offered by the selling stockholders will be sold at $0.50 per share until such time as the Company’s shares of common stock are quoted on the OTC Bulletin Board and thereafter at prevailing market prices.

The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.  Among the factors considered were:

-	our cash;

-	requirements;- the proceeds to be raised by the Offering;

-	our lack of operating history; and

-	the amount of capital to be contributed by purchasers in this Offering in proportion to the amount of stock to be retained by our existing stockholders.

The offering price stated in this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

There are no warrants, rights or convertible securities associated with this Offering.

DILUTION

“Net tangible book value” is the amount that results from subtracting the total liabilities and intangible assets from the total assets of an entity less offering costs.  Dilution occurs because we determined the offering price based on factors other than those used in computing book value of our stock.  Dilution exists because the book value of shares held by existing stockholders is lower than the offering price offered to new investors.

We are offering shares of our common stock for $0.50 per share through this Offering. At May 31, 2011 our net tangible book value was ($54,421).

 Following is a table detailing dilution to investors if 25%, 50%, 75%, or 100% of the Offering is sold.

	25%	50%	75%	100%
Net Tangible Book Value Per Share Prior to Stock Sale	$(0.0006)	$(0.0006)	$(0.0006)	$(0.0006)
Net Tangible Book Value Per Share After Stock Sale	$0.0129	$0.0257	$0.0378	$0.0493
Increase (Decrease) in Net Book Value Per Share Due to Stock Sale	$0.0135	$0.0263	$0.0384	$0.0499
Immediate Dilution (subscription price of $.50 less net tangible book value per share)	$0.4871	$0.4743	$0.4622	$0.4507

Assuming all the shares are sold, the following table illustrates the pro forma per share dilution:

Price to the Public (1)	$0.50
Net tangible book value per Share before Offering (2)	$(0.0006)
Net tangible book value per Share after Offering (3), (4)	$0.0493
Increase Attributable to purchase of Stock by New Investors (5)	$0.0499
Immediate Dilution to New Investors (6)	$0.4507
Percent Immediate Dilution to New Investors (7)	90.14%

(1)  Offering price per equivalent common share.

(2)  The net tangible book value per share before the Offering is determined by dividing the number of shares of common stock outstanding into our net tangible book value at May 31, 2011.

(3)  The net tangible book value after the Offering is determined by adding the net tangible book value before the Offering to the estimated proceeds to us from the current Offering.

(4)  The net tangible book value per share after the Offering is determined by dividing the number of shares that  will  be outstanding after the Offering into the net tangible book value after the Offering.

(5)  The increase attributable to purchase of stock by new investors is derived by taking the net tangible book value per share after the Offering and subtracting from it the net tangible book value per share before the Offering.

(6)  The dilution to new investors is determined by subtracting the net tangible book value per share after the Offering from the public offering price, giving a dilution value.

(7)  The percent of immediate dilution to new investors is determined by dividing the dilution to new investors by the price to the public.

Following is a comparison of the differences of your investment in our shares with the share investment of our existing stockholders.

The existing stockholders have purchased a total of 85,100,000 common shares for an aggregate amount of $308,390 or an average cost of approximately $0.0036 per share. Your investment in our shares will cost you $0.50 per share. In the event that this Offering is fully subscribed, the net tangible book value of the stock held by the existing stockholders will increase by $0.0499 per share, while your investment will decrease by $0.0493 per share. If this Offering is fully subscribed, the total capital contributed by new investors will be $5,000,000. The percentage of capital contribution will then be 5.81% for the existing stockholders and 94.2% for the new investors. The existing stockholders will then hold, as a percentage, 84.89% of our issued and outstanding shares, while the new investors will hold, as a percentage, 9.98%.

Following is a table reconciling the subsequent stock issuances to the financial statements if 25%, 50%, 75% or 100% of the offering is sold.

	25%	50%	75%	100%
Total Assets at May 31, 2011	$451,124	$451,124	$451,124	$451,124
Total Liabilities at May 31, 2011	(257,244)	(257,244)	(257,244)	(257,244)
Less: Intangible Asset - License	(248,301)	(248,301)	(248,301)	(248,301)
Net Tangible Book Value (Numerator)	$(54,421)	$(54,421)	$(54,421)	$(54,421)
Shares Outstanding (Denominator)	90,250,000	90,250,000	90,250,000	90,250,000
Net Tangible Book Value Per Share Prior to Stock Sale	$(0.0006)	$(0.0006)	$(0.0006)	$(0.0006)

	25%	50%	75%	100%
Net Tangible Book Value	$(54,421)	$(54,421)	$(54,421)	$(54,421)
Net Proceeds from the Offering	1,250,000	2,500,000	3,750,000	5,000,000
Adjusted Net Tangible Book Value after Offering (Numerator) (2)	$1,195,579	$2,445,579	$3,695,579	$4,945,579
Shares Outstanding before Offering	90,250,000	90,250,000	90,250,000	90,250,000
Shares from Offering	2,500,000	5,000,000	7,500,000	10,000,000
Adjusted Shares Outstanding after Offering (Denominator)	92,750,000	95,250,000	97,750,000	100,250,000
Net Tangible Book Value Per Share After Stock Sale	$0.0129	$0.0257	$0.0378	$0.0493

Increase (Decrease) in Net Book Value Per Share Due to Stock Sale	$0.0135	$0.0263	$0.0384	$0.0499

	$0.4871	$0.4743	$0.4622	$0.4507

(1)	The net tangible book value per share before the Offering is determined by dividing the number of shares of common stock outstanding into our net tangible book value at May 31, 2011.

(2)	The net tangible book value after the Offering is determined by adding the net tangible book value before the Offering to the estimated proceeds to us from the current Offering.

(3)	The net tangible book value per share after the Offering is determined by dividing the number of shares that will be outstanding after the Offering into the net tangible book value after the Offering.

SELLING STOCKHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this Prospectus. The owners of the shares to be sold by means of this Prospectus are referred to as the “selling stockholders”. The selling stockholders acquired their shares from us in privately negotiated transactions. These shares may be sold by one or more of the following methods, without limitations.

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	at a fixed price of $0.50 per share until such time as, and if, the Company’s common stock is quoted on the OTCBB and thereafter at such prevailing market prices;

-	privately negotiated transactions;

-	to cover short sales after the date the registration statement, of which this Prospectus is a part, is declared effective by the Securities and Exchange Commission;

-	a combination of any such methods of sale; and

-	any other method permitted pursuant to applicable law.

In competing sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation. Any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling stockholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this Prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this Prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

The selling stockholders have been advised that any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the selling stockholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this Offering.

Notwithstanding, certain selling stockholders have entered into a lockup agreement with the Company effectively restricting them from transferring some or all of their common stock for a period of one-year without the prior written consent of the Company, which consent may be unreasonably withheld. Subsequent to the one year lockup period, the selling stockholder may sell its common stock every calendar quarter in an amount equal to no more than one percent (1%) of the Company’s issued and outstanding shares of common stock; provided, however, that the selling stockholder shall not be permitted to make any transfer, or portion thereof, that would exceed twenty percent (20%) of the average weekly reported volume of trading of the Company’s common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the calendar week preceding the Transfer.  Moreover, as per the lockup agreement, prior to any transfer, the selling stockholder must first offer its shares of common stock to be sold to the Company and allow the Company to purchase such shares at a price that is ninety percent (90%) of the average closing price for the Company’s Common Stock, as reported or quoted on its principal exchange or trading market, for the consecutive five (5) trading days prior to the transfer notice given to the Company.

The following table sets forth information concerning the selling stockholders, including the number of shares currently held and the number of shares offered by each selling security  holder, to our knowledge  as of July 11, 2011. At the time of acquisition,  there were no agreements,  understandings  or arrangements between any selling stockholders and any other persons, either directly or indirectly, to distribute the securities.

		Before the Offering		After the Offering
Name of Selling Stockholder	Position, Office or Other Material Relationship	Total Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares to be Offered for the Account of the Selling Stockholder (2)	Number of Shares to be Owned after this Offering (2)(17)	Percentage to be Beneficially owned after this Offering (3)	Percentage to be Beneficially owned assuming no Common Stock is sold in the Offering

Common Stock

Fox Irrevocable Trust (4)	See footnote	4,150,000	1,500,000	2,650,000	2.64%	2.94%
Marvin Friedman	None	50,000	50,000	0	0	0
Ford Irrevocable Trust (5)	See footnote	4,150,000	1,000,000	3,150,000	3.14%	3.49%
West Coast Florida Farms Inc. (6)	See footnote	3,000,000	2,500,000	500,000	0.50%	0.55%
Midnight Sun Global Trading (7)	None	2,500,000	2,500,000	0	0	0
Noslen LLC (8)	See footnote	4,150,000	500,000	3,650,000	3.64%	4.04%
E10 ST LLC (9)	See footnote	4,150,000	800,000	3,350,000	3.34%	3.71%
JB Persistance LLC (10)	See footnote	4,150,000	200,000	3,950,000	3.94%	4.38%
David B Cohen Family 2011 IRR Tr (11)	See footnote	4,150,000	500,000	3,650,000	3.64%	4.04%
Cohen Family 2011 IRR Tr (12)	See footnote	4,150,000	500,000	3,650,000	3.64%	4.04%
Marnie Cohen (13)	See footnote	3,000,000	2,500,000	500,000	0.50%	0.55%
J & JP LLC (14)	None	100,000	100,000	0	0	0
Richard Reiner	None	100,000	100,000	0	0	0
Robert Reiner	None	100,000	100,000	0	0	0
David Samuels	None	100,000	100,000	0	0	0
Russell Grossman IRR Trust (15)	None	800,000	800,000	0	0	0
Constellation Asset Management LLC (16)	None	5,150,000	3,500,000	1,650,000	1.65%	1.83%
Total Shares		43,950,000	17,250,000	26,700,000

(1)	Includes shares of common stock for which the selling security holder has the right to acquire beneficial ownership within 60 days.

(2)	This table assumes that each selling stockholder will sell the shares offered for sale by it under this registration statement. Selling stockholders are not required to sell their shares.

(3)
Based on 90,250,000 shares of Common stock issued and outstanding  as of May 16, 2011, and assumes that all 10,000,000 shares of Common Stock registered for resale by this Offering have been sold, for a total of 100,250,000 shares.

(4)	The trustee of the Fox Irrevocable Trust is Janet Fox Kohn, the wife of Mr. Robert Kohn, the CEO and Chairman of the Company. Mr. Kohn is not a beneficiary of the Trust and disclaims beneficial ownership of the shares of common stock owned by the Trust. Of the shares owned after the offering, 1,000,000 shares are subject to a one year lockup agreement, which ends on January 18, 2012.

(5)	The trustee of the Ford Irrevocable Trust is Jessica Leopold, the daughter of Mr. Robert Kohn, the CEO and Chairman of the Company. Mr. Kohn is not a beneficiary of the Trust and disclaims beneficial ownership of the shares of common stock owned by the Trust. Of the shares owned after the offering, 1,000,000 shares are subject to a one year lockup agreement, which ends on January 18, 2012.

(6)	The Managing member of West Coast Florida Farms LLC is Jeffery Kohn, who has no relation to Mr. Robert Kohn, the CEO and Chairman of the Company. Mr. Jeffrey Kohn has voting and dispositive control over the shares of common stock held by West Coast Florida Farms, LLC. Mr. Kohn disclaims beneficial ownership of the shares of common stock owned by West Coast Florida Farms, LLC.

(7) The President of Midnight Sun Global Trading is Terri Roberts. Ms. Roberts has the voting and dispositive control over the shares of common stock owned by Midnight Sun Global Trading.

(8) The Managing Member of Noslen LLC is Gabrielle Nelson, the cousin of Ms. Bonnie Nelson, a Director of the Company. Ms. Gabrielle Nelson has voting and dispositive control over the shares of common stock held by Nolsen, LLC.  Ms. Bonnie Nelson disclaims beneficial ownership of the shares of common stock owned by Noslen, LLC. Of the shares owned after the offering, 2,000,000 shares are subject to a one year lockup agreement, which ends on January 31, 2012.

(9) The Managing Member of E10 ST, LLC is Jill Bloch, the sister of Ms. Bonnie Nelson, a Director of the Company. Ms. Bloch has voting and dispositive control over the shares of common stock held by E10 ST, LLC.  Ms. Bonnie Nelson disclaims beneficial ownership of the shares of common stock owned by E10 ST, LLC. Of the shares owned after the offering, 2,000,000 shares are subject to a one year lockup agreement, which ends on January 31, 2012.

(10) The Managing Member of JB Persistance, LLC is Jonathan Bloch, the nephew of Ms. Bonnie Nelson, a Director of the Company. Mr. Bloch has voting and dispositive control over the shares of common stock held by JB Persistance, LLC.  Ms. Bonnie Nelson disclaims beneficial ownership of the shares of common stock owned by JB Persistance, LLC. Of the shares owned after the offering, 2,000,000 shares are subject to a one year lockup agreement, which ends on January 31, 2012.

(11) The trustee of the David B. Cohen 2011 Irrevocable Trust u/a/d 1/13/2011 is Ronald Bergland. Mr. Bergland has voting and dispositive power over the shares owned by the Trust. David B. Cohen is the son of Ms. Bonnie Nelson, a Director of the Company. Ms. Nelson is not a beneficiary of the Trust disclaims beneficial ownership of the shares of common stock owned by the Trust.  Of the shares owned after the offering, 2,000,000 shares are subject to a one year lockup agreement, which ends on January 31, 2012.

(12) The Trustees of the Cohen Family 2011 Irrevocable Trust u/a/d 1-13-2011 are David B. Cohen and Marnie Cohen, the son and daughter in law of Ms. Bonnie Nelson, a Director of the Company. Mr. and Mrs. Cohen have voting and dispositive control over the shares of common stock owned by the Trust. Ms. Nelson is not a beneficiary of the Trust disclaims beneficial ownership of the shares of common stock owned by the Trust. Of the shares owned after the offering, 2,000,000 shares are subject to a one year lockup agreement, which ends on January 31, 2012.

(13) Marnie Cohen is the daughter in law of Ms. Bonnie Nelson, a Director of the Company.

(14) The President of J&JP, LLC is Mr. Joseph Schon. Mr. Schon has voting and dispositive control over the shares of common stock owned by J&JP, LLC.

(15) The Trustee of the Russell Grossman Irrevocable Trust is Russell Grossman. Mr. Grossman has the voting and dispositive control over the shares of common stock owned by the Trust.

(16) The Managing Director of Constellation Asset Management, LLC, the Company Investor Relations consultant, is Jens Dalsgaard. Mr. Dalsgaard has voting and dispositive control over the common stock owned by Constellation Asset Management. Includes a one-year warrant to purchase 1,000,000 shares of common stock at $1.00 per share.

(17) 12,000,000 shares of common stock are subject to a one-year lock up agreement entered into between the Company and the selling stockholder.

PLAN OF DISTRIBUTION

Upon effectiveness of the registration statement, of which this Prospectus is a part, we will conduct the sale of shares we are offering on a self-underwritten, best-efforts basis. This offering will be conducted on a best-efforts basis utilizing the efforts of the officers and director of the Company.   There is no public market for our common stock. To date, we have not obtained listing or quotation of our securities on a national stock exchange or association, or inter-dealer quotation system. We have not identified any market makers with regard to assisting us to apply for such quotation. We are unable to estimate when we expect to undertake this endeavor or whether we will be successful. In the absence of listing, no market is available for investors in our common stock to sell the Shares. We cannot guarantee that a meaningful trading market will develop or that we will be able to get the Shares listed for trading.

If the Shares ever become tradable, the trading price of such could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell the Shares at a price greater than the price at which they are being offered. We do not anticipate entering into any agreements or arrangements for the sale of the Shares with any broker/dealer or sales agent.  However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements.

We will not be conducting a mass-mailing in connection with this Offering, nor will we use the Internet to conduct this Offering.

Neither Mr. Kohn nor Ms. Nelson is subject to a statutory disqualification as such term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934.  They will rely on Rule 3a4-1 to sell our securities without registering as a broker-dealer.  Both are serving as an officer and director and primarily perform substantial duties for or on our behalf otherwise than in connection with transactions in securities and will continue to do so at the end of the Offering, and have not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and have not nor will not participate in the sale of securities for any issuer more than once every 12 months.  Neither individual will receive commissions in connection with his or her participation.

We plan to offer our shares to the public at a price of $0.50 per share, with no minimum amount to be sold.  Our officers and directors will not purchase any shares under this Offering.  We will keep the Offering open until we sell all of the shares registered, or for 90 days from the date of this Offering, whichever occurs first.  The Board of Directors may also elect to extend the Offering for up to a further 90 days, if all shares have not been sold by the end of the initial 90 day period. There can be no assurance that we will sell all or any of the shares offered.  We have no arrangement or guarantee that we will sell any shares.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this Offering and in any subsequent trading market must be residents of such states where the Shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we intend to offer our common stock upon effectiveness of this prospectus in Texas, California, Oregon, Washington, Illinois, Pennsylvania, New York, Washington, D.C., Maryland, Florida, Connecticut, Arizona, Nevada and Massachusetts.

Investors can purchase the Shares in this offering by contacting the Company. All payments must be made in United States currency either by personal check, bank draft, or cashier’s check. There is no minimum subscription requirement. We expressly reserve the right to either accept or reject any subscription. All accepted subscription agreements are irrevocable. Any subscription rejected will be returned to the subscriber within 5 business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our Articles of Incorporation, as amended, authorize the issuance of a total of 500,010,000 shares, of which are 500,000,000 shares are common stock with $0.0001 par value, 90,250,000 of which are issued and outstanding and 10,000 shares are preferred stock with $1.00 par value, with one share issued and outstanding designated as Series A Preferred Stock.  We are seeking to register 10,000,000 shares of our common stock through a direct public offering, and 16,250,000 presently issued shares to be sold by existing stockholders and 1,000,000 shares issuable upon exercise of a warrant at $1.00 per share. If all shares are sold we will have 100,250,000 shares of common stock outstanding.

Common Stock

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.

Each record holder of common stock is entitled to one (1) vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by our By-Laws.

Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of our common stock are issued, the relative interest of then existing stockholders may be diluted.

Presently, 33,500,000 shares belonging to the Officers and Directors of the Company and 5,150,000 shares belonging to non-related parties are subject to a two year lock-up and leakage agreement and the Company has a first right of refusal to repurchase such shares.

Presently, 16,000,000 shares are subject to a one year lock-up and leakage agreement and the Company has a first right of refusal to repurchase such shares.

Preferred Stock

We have authorized 10,000 shares of preferred stock authorized, of which one share has been designated Series A Preferred Stock (“Series A PS”). The rights and preferences of the Series A PS as follows: (i) the holder is not entitled to any dividends or preference on distribution; (ii) the holder cannot convert the Series A PS into any class of securities of the Company; (iii) entitles the holder to the right to vote 50.1% of the total outstanding shares entitled to vote at any shareholder meeting, effectively, giving the holder the right to unilaterally control the voting of the Company’s securities;  and (iv) the holder is not entitled to receive any distribution upon any liquidation, dissolution or winding up of the Company.

Debt Securities

None.

Warrants and Rights

We currently have issued a one year warrant to purchase 1,000,000 shares of our common stock at $1.00 per share. The warrant was issued on January 11, 2011 and became fully vested upon issuance. Further, the exercise price and number of shares underlying the warrant may be proportionately adjusted from time to time upon the occurrence of any capital reorganization, or any reclassification of common stock, or the consolidation, merger, combination or exchange of shares with another entity, or the divisive reorganization of the Company.

Other Securities

None.

Market Information for Securities Other Than Common Equity

Not applicable.

American Depositary Receipts

Not applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

We have not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in the Company, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee of the Company.

Berman & Company, P.A. of Boca Raton, Florida, our independent registered public accounting firm, have audited our financial statements for the period ended November 30, 2010, and presented its audit report dated February 7, 2011, regarding such audit which is included with this Prospectus with Berman & Co., PA’s consent as experts in accounting and auditing.

Gersten Savage LLP has issued an opinion on the validity of the shares offered by this Prospectus, which has been filed as an Exhibit to this Prospectus with Gersten Savage LLP’s consent.

INFORMATION WITH RESPECT TO THE REGISTRANT

Description of Business

 General

BioPower Operations Corporation ("we," "our,"  “BioPower”, “BIO” or the “Company") was incorporated in Nevada on January 5, 2011.  On January 6, 2011 we acquired 100% of BioPower Corporation (“BC”), a Florida corporation incorporated on September 13, 2010 by our CEO and Director contributing 100% of the outstanding shares to the Company.  As a result, BC became a wholly-owned subsidiary of the Company.

On January 14, 2011 we formed Global Energy Crops Corporation (“GECC”), a 100% wholly-owned subsidiary.

On January 26, 2011 we formed Green Oil Plantations Americas, Inc., a 100% wholly-owned subsidiary.

BioPower is a development stage renewable Energy Company, with no operations and revenues to date, focused on growing biomass energy crops including trees and bamboo (“biomass feedstock”) that can be converted into electricity and biofuels. A biomass project is the growing of biomass energy crops at a specific location. We intend to operate our Company through three wholly-owned subsidiaries, BioPower Corporation, Global Energy Crops Corporation and Green Oil Plantations Americas Inc. BioPower Corporation has the exclusive license for the United States, Central America, Guam, and Mexico from Clenergen Corporation to utilize their biomass growing technologies. Clenergen Corporation is a public company which utilizes genetics applied to selected tree species, namely, Marjestica, Melia dubia and a grass, Bamboo.  Clenergen only began generating revenues in 2010. Green Oil Plantations Americas has the exclusive license for North, Central, South America and the Caribbean from Green Oil Plantations Ltd. and their affiliates to utilize their biomass growing technologies, genetically superior seedlings and turnkey plantation management to grow biomass energy crops. As a development stage company, our plan is to grow biomass energy crops by (1) acquiring land, (2) joint venturing with land owners who would like to grow energy crops and (3) joint venturing with project funding sources looking to acquire land and grow energy crops. We then intend to sell the biomass feedstock that can be used for the generation of electricity or conversion to biofuels.

Our business plan calls for the development of potential biomass projects.  (See BioPower’s Business Development Process below)  The funds being raised through this Offering are for the development of potential biomass projects and will not be used to fund the capital and operating costs of an operating biomass project.  The total costs of a biomass project can only be determined by doing a Feasibility Study.  (See Biomass Project Feasibility Study including the Business Model below)  The biomass project costs are separate and apart from the funds being raised through this Offering and will only be funded through Project funding sources.  (See Biomass Project Costs and Biomass Project Funding Sources below)  Project funding sources will determine, after their review of the Feasibility Study, whether or not the project economics meets their funding criteria.  Our target is to have at least one fully funded biomass project over the first twelve months.  If there are no funding sources that will provide an offer of funding for a potential project, after receiving the Feasibility Study, BioPower will then consider the potential biomass project terminated and move on to the next potential biomass project.  This is part of our business plan.  We do not expect to get every potential biomass project funded.

We are not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have a specific business plan or purpose.

Initial Business Development Activities

The Company was formed to leverage the experience, expertise, business relationships and financial expertise of its officers, directors and advisors focused on growing biomass projects with energy crops, sold “as-is” or that can be converted into electricity and biofuels.

 Initial business development  activities  includes developing potential joint venture or strategic relationships  with private land owners, project funding sources,  international and smaller technology companies, Native American Tribes, municipalities and government agencies that:

1.	Want to utilize non-food crop land and grow energy crops to produce biomass and green oil which can then be converted to bio fuels or electricity;
2.	Purchase energy crop products including biomass feedstock, electricity and biofuels;

3.	Have technology related to growing biomass energy crops or conversion to electricity or biofuels; and
4.	Provide project funding.

Although we have had very initial and preliminary discussions with land owners, municipalities, potential joint venture partners and other potential funding sources, we have not engaged in any negotiations, preliminary or otherwise, with any of the above.  We do not have any verbal or written understandings.  Further, we have not taken any steps to procure potential land, negotiate contracts for end product sales, prepare a feasibility study, and we have not presented anything to potential project funding sources for their decision.  There can be no assurance that we will ever accomplish any of our business development activities as noted above or that we will ever receive project funding approval to operate our first funded biomass project.

The costs of business development activities for one year are outlined in our use of proceeds. This Offering is intended to fund business development activities for one year and not fund a biomass project.

BioPower’s Business Development process for every potential biomass project includes in the following order:

1.	BioPower will market our general biomass project business model to land owners and/or project funding sources.
2.	BioPower will identify a potential location to grow energy crops.
3.	BioPower will perform initial due diligence to determine which energy crop best fits the potential location.
4.	BioPower will identify funding source(s) for the potential location.
5.
BioPower will perform detailed due diligence to provide information so the licensor can complete the Feasibility Study and Business Model for the establishment of a plantation at the potential location.

6.	BioPower will have the licensor prepare the Feasibility Study for the specific crop at the potential location.
7.	Once the Feasibility Study is completed by the licensor, BioPower will present the Feasibility Study to the potential funding source(s) for approval.
8.	Once approval of funding has been obtained, BioPower will submit the entire project to the BioPower Board of Directors for approval to proceed.

Biomass Project Feasibility Study including the Business Model

A Biomass Project Feasibility Study is defined as a two part study providing a narrative on the project and a business model, the “Feasibility Study”.  The first part contains all information about the potential biomass project called the “Due Diligence” including:  the land site acquisition cost and all elements related to getting the site ready for planting including soil and environmental analysis, monthly weather conditions, permitting costs (if any),  crop or crops to be grown, irrigation availability and costs; technology/ies to be used; capital costs for buildings; available markets and purchase prices for initial end product or products to be produced; equipment costs; construction costs; personnel needs and costs; end product buyer’s letter of intent if obtainable; evaluation of the regulatory situation and availability of governmental subsidies, loans and /or grants and all other elements related to the specific project.

The second part contains the “Business Model” which is a financial projection of the potential biomass project including profit and loss, cash flows, return on investment and capital needed for the project.

BioPower will identify the best energy crop to grow at a specific land site and match potential project funding sources for the potential biomass project.  BioPower will prepare the Due Diligence as defined above.  BioPower will then give the Due Diligence to the Licensor to complete the written Feasibility Study.  BioPower will then present the Feasibility Study to the project funding sources for funding approval.   BioPower will pick the Licensor to prepare the Feasibility Study based upon the energy crop being used for that location.   The Licensor will prepare the Feasibility Study which will be given to the project funding sources because the Licensor has more experience and credibility than BioPower at this time.  Once BioPower has established the experience and credibility of a fully funded biomass project, BioPower will prepare its own feasibility Studies.

Project Funding Sources for a Biomass Project

BioPower will identify potential funding sources for a potential biomass project before commencing a Feasibility Study.  Project funding sources include, but are not limited to:  joint venture partners including land owners, traditional project finance sources such as banks, corporate project finance lenders, public companies, utilities, pension funds, humanitarian funds, municipalities including bond offerings, government agencies, U.S. Aid, private investors, hedge funds, oil companies, renewable energy funds and all other investors/lenders interested in renewable energy projects.   We have not presented to any of the above funding sources a potential biomass project.  If the Feasibility Study meets the investment criteria of a potential project funding source, an offer is presented to BioPower for final approval by the Board of Directors.

Approval of the Feasibility Study and Project Funding Offer

The funding source will use the Feasibility Study to determine if the potential biomass project meets their criteria for funding.  Through our management teams’ historical experience of project financing, the primary factor the funding source will use is whether the return on investment is sufficient.  Each funding source has their own return on investment criteria.

If the funding source approves the biomass project, then they will give BioPower an offer of funding for the Board’s consideration.  If the funding source turns down the project then BioPower will seek other funding sources until BioPower exhausts all of its potential funding sources.  If BioPower exhausts all funding sources for a potential biomass project then BioPower will terminate that potential project and move on to the next potential biomass project.

After the Project Funding Offer

Once BioPower receives a project funding offer, then the potential biomass project is submitted to the BioPower Board of Directors for final approval.  As long as the funding offer enables BioPower to receive positive cash flow and net profits from this project, then BioPower’s Board of Directors will give final approval.   When the final approval is granted, then BioPower will form a Special Purpose Entity (“SPE”) for the fully funded biomass project.  If a joint venture partner is part of the project then BioPower will form a new entity (preferably, a limited liability company) for the project, along with operating agreements to define the roles of all parties.  BioPower’s role and responsibilities will be that of general manager of newly formed entity.  BioPower, as General Manager, will then execute all necessary agreements, hire the required personnel and establish contractual relationships in order to start the project.  These arrangements include all contract services necessary for project implementation and plantation services including hiring contractors for buildings and ordering equipment and seedlings.   BioPower will manage the project through its general management of the entity and be responsible for making sure that the use of proceeds for the project under the funding arrangement is spent accordingly.  BioPower will also be responsible for the conversion of the biomass to end product.  End product includes the sale of wood pellets and wood chips for electricity generation; the sale of biofuels; and other valuable products to be determined in the future.  For each funded biomass project, there will be a newly formed entity.  BioPower's goal is to generate revenues and income from each biomass projects.  In the event we are not successful in obtaining any funding sources for a potential biomass projects, we could have to dramatically diminish, or, possibly, cease our operations.

Biomass Project Costs

The biomass project costs will vary from project to project because of the specific nature and size of the land to be used with factors such as soil conditions, water conditions, weather, road infrastructure conditions and other factors related to the specific location.   The costs do not include conversion technology which may be used to convert the biomass and green oil produced to bio fuels and electricity, which may or may not be part of the biomass project.  The biomass products can be sold to users of such products.  The total costs of a biomass project can only be determined by doing a Feasibility Study.

We believe that, based on recommendations from both of our licensors, the basic minimum size to target for an economically viable project outside of the United States is approximately 2,500 acres with an approximate cost of $35,000,000 to $50,000,000 to cover all cash needs including operating and capital costs such as buildings, machinery and equipment, irrigation, roads, seedlings and land until cash flow positive. In contrast, we believe that, based on recommendations from both of our licensors, the basic minimum target size for an economically viable project in the United States is 250 acres with an approximate cost of three to five million dollars to cover all cash needs including operating and capital costs such as buildings, machinery and equipment, irrigation, seedlings and land until cash flow positive. The main reason for this contrast in plantation size is that the United States has an excellent road network and the markets are established for a plantation’s products; therefore, a smaller plantation size of 250 acres can be financially viable.

We executed a sublease agreement on March 18, 2011 for 2,000 square feet of office space for 26 months and will cost us approximately $50,000 per year, including all furniture and office equipment.  We moved into our new corporate headquarters as of April 1, 2011 at 1000 Corporate Drive, Suite 200, Fort Lauderdale, Florida 33334.  Our new phone number is 954-607-2800. The Company is paying its rent out of its working capital referenced in the Use of Proceeds table.

Biomass Project Time Frame

During the next three to six months we would expect to identify a site for a biomass project and take steps to identify potential project funding sources. After this, a feasibility study and business model would be prepared by us and with our licensors, respectively, that could take thirty to sixty days. Over the next sixty to ninety days, the project funding sources will review the feasibility study. Once we have project funding source approval, then the total project is submitted to the BioPower Board of Directors for final approval. Once the final approval is received then BioPower’s operating personnel will execute agreements, hire the required personnel, and establish contractual relationships in order to start the project.

During this time, seedlings will be ordered and planted when seasonally appropriate (spring and/or fall planting is the norm for planting seedlings depending on the expected weather patterns at a specific site). Seedlings can be imported from one of our licensors or seed can be imported and germinated at local or regional nursery facilities. In most cases it is desirable to have the seed imported and germinated in the country where they will be planted. Depending on the specific crop, biomass production generally starts at a minimal level during or after the second full year of growth with full production of biomass anticipated in the sixth to seventh year of growth.

BioPower and Clenergen - History

In 2009, Mr. Robert Kohn, then a Director of Clenergen Corporation (www.clenergen.com) (CRGE.PK), proposed that “Clenergen BioPower” be formed for the purpose of developing biomass projects in the North and South America marketplaces. Under that proposed structure, Clenergen would fund the operations through a loan and have an equity interest in Clenergen BioPower.

In its Form 10-K for the fiscal year ended October 31, 2010, filed with the United States Securities and Exchange Commission on February 14, 2011, Clenergen made the following  disclosure:

“We formed BioPower Corporation (formerly, Clenergen BioPower Corporation) (“BioPower”) in October 2009 for the purpose of establishing a market presence in North America.  Through September 2010, we held a 19% equity interest in BioPower, and Mark Quinn, our chairman of the board, and Jessica Hatfield, our executive vice president, each owned a 16% equity interest.  In October 2010, we determined to surrender our minority interest in BioPower in order consolidate our business operations through our other existing subsidiary companies in the emerging markets. Mr. Quinn and Ms. Hatfield also surrendered their interests in BioPower.  We have been advised that Robert Kohn, a former director of our company (August 29, 2009 to January 26, 2011), holds a majority equity interest in BioPower.”

In September 2010, when it was clear that Clenergen was focused on India, Africa, Philippines and other territories outside of North and South America, Mr. Robert Kohn advised the Clenergen Board of Directors that he would like to form a separate company focused on these territories. Clenergen’s Board of Directors agreed and discussions ensued relative to an exclusive license for certain territories being granted to a new entity formed by Mr. Robert Kohn. Accordingly, a new corporation, BioPower Corporation, was formed by Robert Kohn and Bonnie Nelson on September 13, 2010 in the State of Florida. Mr. Robert Kohn formally resigned as the non-executive Vice Chairman of the Board of Clenergen on January 26, 2011. Mr. Dale Shepherd, our President and Chief Operating Officer, was supposed to be Chief Financial Officer of Clenergen Corporation upon Clenergen obtaining Directors and Officers Liability Insurance. Clenergen never obtained such insurance and accordingly Mr. Shepherd never commenced the position. Ms. Nelson, a director of the Company, was a consultant to Clenergen from April 2010 to October 2010.

Clenergen BioPower, a subsidiary of Clenergen, had no relationship or ownership with BioPower Corporation, a Florida corporation that was started on September 13, 2010 or BioPower Operations Corporation, a Nevada corporation that was started January 5, 2011.  In November 2010, Clenergen Corporation entered into a license agreement with BioPower Corporation.

On November 30, 2010 Clenergen and BioPower Corporation executed a license agreement. Until January 26, 2011 Robert Kohn, our CEO, was the one U.S. representative for Clenergen Corporation and used the same mailing address as Clenergen. There is currently no direct or indirect relationship between Clenergen and BioPower other than the license agreement. Clenergen and BioPower shared the same mailing address, which was paid for by Robert Kohn,due to the fact that he was the sole representative for Clenergen in the U.S. at that time. Clenergen’s offices are primarily located in the U.K.; India, Africa and Philippines with its main office in the U.K. Clenergen has advised BioPower it has changed its U.S. address to Nevada.

BioPower License Agreement Clenergen

On November 30, 2010 an exclusive license agreement was signed between BioPower Corporation and Clenergen Corporation. BioPower Corporation has the exclusive license for the United States, Central America, Guam, and Mexico to utilize Clenergen’s biomass growing technologies.  Clenergen Corporation is a public company which utilizes a tree adaption technology applied to selected tree species, namely, Marjestica, Melia dubia and a Bamboo. Pursuant to the License Agreement, the Company shall pay to Clenergen a royalty, on each 12-month period, as follows:

(a)	eight percent (8%) of the first $50,000,000 of gross revenue, (defined as the total amount of revenue less the direct costs paid for producing the revenue) or any part thereof;

(b)	three percent (3%) of the second $50,000,000 of gross revenue, or any part thereof; and

(c)	one percent (1%) of any and all gross revenue over $100,000,000.

Clenergen has three energy crops: Melia dubia, Marjestica and Bamboo.  If we plant any of those energy crops then Clenergen will receive royalties from the revenues derived from those plantations.

The License Agreement shall remain in full force and effect unless terminated by Clenergen as provided therein.  If Clenergen licenses its technology in other territories at a lower percentage then above, then the Company’s license fees will be reduced to the lowest percentage charged by Clenergen.

Global Energy Crops Corporation

On January 14, 2011, the Company formed Global Energy Crops Corporation.  GECC will focus on three areas of concentration and intends to:

1.	Seek financing from US Aid, OPIC, humanitarian funds and similar organizations for biomass energy crop growing projects in third world countries for the conversion to electricity and biofuels.

2.	Joint venture with both international and smaller technology companies who are currently producing electricity and biofuels wherein GECC intends to provide biomass feedstock.

3.	Execute supply chain contracts with major buyers of energy crop products including electricity and biofuels

Green Oil Plantations Americas, Inc.

On January 27, 2011, an agreement was signed between Green Oil Plantations Ltd. (www.greenoilplantations.com) and their affiliates (“Green Oil”) and the Company for the exclusive fully paid up license for fifty (50) years to utilize Green Oil’s licensed technologies and turnkey model for growing energy crops in North America, South America, Central America and the Caribbean, but not including Cuba.  The Company formed Green Oil Plantations Americas, Inc., as the operating company for this exclusive license. In connection with the grant of the license, the Company issued to Green Oil 1,000,000 shares of the Company’s common stock having a fair value of $250,000 based upon recent cash offerings to third parties at $0.25 per share.

Further, pursuant to the License Agreement, the Company shall pay to Green Oil a royalty, on each 12-month period, as follows:

(a)	five percent (5%) of the first $50,000,000 of gross revenue, (defined as the total amount of revenue less the direct costs paid for producing the revenue) or any part thereof;

(b)	three percent (3%) of the second $50,000,000 of gross revenue, or any part thereof; and

(c)	one percent (1%) of any and all gross revenue over $100,000,000.

Green Oil Plantations has three energy crops: SilverLeaf, Millettia and Jatropha. If we plant  their energy crops then they will derive royalties from the revenues derived from those plantations. Green Oil has access to technologies including for the production of biodiesel and bio jet fuel and biomass conversion to electricity.

If Green Oil licenses its technology in other territories at a lower percentage, than above, then the Company’s license fees will be reduced to the lowest percentage charged by Green Oil.

Conversion Technology and Equipment to convert biomass into biofuels and electricity

If a feasibility study determines that we should convert the biomass to electricity or bio fuels then we will then identify the best suppliers of conversion technology and equipment; and, we will offer the opportunity to these vendors to bid for the supply of the equipment and related services. BioPower will review the bids and determine which bids to accept and utilize as part of the feasibility study. The bids will be for the capital costs for the conversion equipment for the project. The bids may also include the management and operations of the facility. We view these companies as equipment and service providers and do not believe they compete with our business model. Our licensors have conversion technologies; but we are not required to use our licensors’ conversion technologies in conjunction with our license agreements.

There are many different companies which have technologies and equipment available to convert biomass to bio fuels and electricity each with its own advantages and disadvantages. These companies include major corporations such as General Electric, Honeywell, Siemens and many other global, national and regional equipment and technology companies.

Some of the conversion technologies are:

Wood chip conversion technologies, such as pelletization, allows for the wood pellets to be co-fired in coal power plants, This pelletizing process is a line of machinery and equipment that dries the biomass and converts biomass into wood pellets;

Combustion steam biomass power plants generate, on average, one MW/h of electricity from one ton of wood chips. We anticipate that the construction of combustion steam plants will be outsourced under engineering, procurement and construction (EPC) contracts within the country where the power plant is being installed. We further anticipate that it will take on average twelve to twenty months to install a combustion steam power plant, which can be custom designed for the desired energy requirement of the end-user. We have no plans to construct plants, but if we did they would be in modules with either 6 MW/h, 7 MW/h or 10 MW/h generating capacities, which adhere to the specifications of currently marketed combustion steam turbine engines.

Gasification biomass power plants have a far smaller footprint than combustion steam biomass plants and their modular design allows for scalability without requiring major engineering modifications. Small scale gasification power plants (0.5 MW/h to 2.0 MW/h) can generate up 1.2 MW/h of electricity from each one ton of wood chips. The gasification process does not involve the burning of the wood (thereby maintaining a carbon neutral footprint).

To date, we have made no arrangements with any conversion equipment suppliers. There can be no assurance that we will be successful in obtaining bids for conversion equipment that will provide economic viability for a biomass project.

The Company and its subsidiaries, have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings.

Neither the Company nor its subsidiaries, nor our officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.  Since incorporation, we have not made any material purchase or sale of assets outside the ordinary course of business.

BIOPOWER OPERATIONS CORPORATION

Biomass Energy Crops Growing Operations	Biomass Energy Products
Trees and Bamboo – Biomass energy crops	Products which can be directly produced from energy crops
Licenses	Biomass
BioPower Corporation	Wood Chips
Green Oil Plantations Americas, Inc.	Green Oil
Potential Joint Venture Partners	Products which can be produced from energy crops through
Land Owners	conversion technologies
Licensors	Wood Pellets
Municipalities	Bio fuels
Native American Sovereign territories	Electricity
Project Funding Sources
Individuals and Institutions
Traditional Project Finance
Preferred Stock
Bonds

BioPower Corporation acquired the license rights from Clenergen Corporation to an exclusive territory including the United States, Central America, Mexico, and Guam to convert biomass into electricity and biofuels. Clenergen Corporation has established this model in India, Africa and the Philippines and in 2010 first began to generate revenues. Mr. Robert Kohn, our principal shareholder, CEO and a Director of BioPower, was the non- executive Vice Chairman of Clenergen Corporation from August 29, 2009 until he resigned on January 26, 2011 due to the potential conflicts of interest as CEO of BioPower.

On January 27, 2011, an agreement was signed between Green Oil Plantations Ltd. and their affiliates (“Green Oil”) and the Company for the exclusive fully paid up license for fifty (50) years to utilize Green Oil’s licensed technologies and turnkey model for growing energy crops in North America, South America, Central America and the Caribbean, but not including Cuba.

Our first year goal is to have one biomass project contracted, funded and planted. There can be no assurance that we will be successful in accomplishing this first year goal.

This is separate and apart from the funds being raised through this Offering. There can be no assurance that we will be successful in obtaining funding for a biomass project even if we raise 100% of the proceeds from this Offering.

We are a development stage company and we have no operations or revenues to date. The description of our business above reflects how we intend to operate our company. It also includes certain products that we intend to produce. It is our plan for the twelve months following the effectiveness of our Prospectus, and subject to our having success in raising additional capital through our  Offering, to establish our first biomass operation by the separate funding of the biomass project.

Principal products and services

Products

The Company is a development stage company with no operations or sales to date. The focus of the Company is to develop biomass projects by growing biomass energy crops - trees and bamboo. When we produce biomass from these projects, we intend to sell the biomass in the form of wood chips and green oil. The products can also be converted to wood pellets, biofuels and to produce electricity. There can be no assurance the above will ever be achieved.

Distribution methods of the products

We are targeting the Americas to grow biomass projects. We intend to distribute the biomass products produced anywhere in the world.

On a wholesale basis we intend to sell biomass feedstock, wood chips and wood pellets primarily to coal-fired electric generation companies and other electric generation companies. If we grow Millettia or SilverLeaf we can also sell green oil without further conversion. With or without conversion to biofuels, we may sell direct to oil companies or we may sell to other wholesalers specializing in biofuel sales to oil companies. In Europe and many other areas around the world, wood chips and pellets are in demand with new biomass to energy plants being built in the United Kingdom and other European countries. Furthermore, based on information provided in Bioenergy International Pellets Business (No. 49 1-2011, at www.bioenergyinternational.com), the South Korean government announced that their demand for wood pellets will be 9,000,000 tonnes per year by 2020 up from their current supply at 20,000 tonnes per year. From a biomass plantation project, we could ship wood chips and pellets to Europe or South Korea if we develop a biomass project and produce such products, in the unlikely event such products could not be used in the Americas the ideal situation would be for the products to be processed and consumed at the plantation location; however if physical movement of the products are required, the products can be moved by trucks, trains or barges. To date, we have not engaged in any negotiations and we do not have any agreements or understandings, preliminary or otherwise, with any of the companies discussed above. There can be no assurance such results will ever be achieved.

According to the US Energy Information Administration, the market for electricity in the United States in 2009 was $353 Billion. We intend to offer green electricity and biofuels to utilities, coal-fired electric generators, electric generating users, oil and oil related companies, government agencies, municipalities, and commercial and industrial customers in the United States and around the world. To date, we have not engaged in any negotiations with any such entities and do not have any agreements or understandings, preliminary or otherwise, with any of these entities. There can be no assurance such results will ever be achieved.

Our licensor, Clenergen, uses polyploidy technology and genetically enhanced seedlings to grow their strains of trees and bamboo. This should enable BioPower to produce a greater yield of biomass per acre planted. The Clenergen technology applies to growing energy crops such as Melia dubia, Marjestica and Bamboo in the Southern parts of the United States, Central America, Mexico and Guam. We intend to target these areas. Each of these energy crops can only be grown under certain conditions, which particularly does not include cold weather conditions. Polyploidy is a term used to describe cells and organisms containing more than two paired sets of chromosomes. Polyploidy is especially common in plants. Polyploidy technology, therefore, is changing gene expression in plant hybrids and allopolyploids which are associated with growth vigor, enhanced resistances to diseases and environmental stresses, and fiber cell development, which leads to increased biomass and evolutionary success of plant polyploids. Moreover, the results have significant implications, not only for the field of genetics, but also for the ultimate success of biotechnological efforts to safely and effectively manipulate gene expression associated with growth vigor in plants and crops that produce food, feed, and biofuels. Clenergen cannot develop plantations or sell seedlings in our territory.

Our licensor, Green Oil Plantations Ltd. and their affiliates, have consulted in over 100 countries on energy crop growing programs around the world. Green Oil Plantations, technology applies to growing energy crops such as SilverLeaf, Millettia and Jatropha. Silver Leaf is planted in cold conditions where apples are grown. We intend to target the United States for Silver Leaf, Millettia and Jatropha biomass projects. Specifically, we will target Northern States where apples are grown for Silver Leaf projects. We intend to target South and Central America for Millettia and Jatropha. Green Oil Plantations cannot develop plantations or sell seedlings in our territory.

With these licenses the Company has the means to develop turnkey projects including site evaluation, business development, planting, plantation management and biomass production. To date, we have made no arrangements with any individuals or companies to develop a turnkey project. There can be no assurance such results will ever be achieved.

We do not have any present applications with any governmental agency to grow energy crops. Only after we do a feasibility study for a specific location and procure funding for a biomass project will we make application to the applicable government agencies to receive approval to grow energy crops at that location. Marjestica, Bamboo, Millettia, SilverLeaf and Jatropha are approved for growing by the USDA.

Marjestica is growing in 24 states in the United States; Bamboo has been growing throughout the United States; Millettia has been growing in Florida in the United States and Jatropha has been growing in the United States and all meet USDA approval. Green Oil, our licensor, informed us that during April 2011 their partner company planted a test and demonstration plot of SilverLeaf in Alabama.  The demonstration plot is not a plantation and is not in violation of our license agreement with them.

Status of any publicly announced new product or service

As a development stage company, we do not have new products or services, beyond that which we anticipate offering as described previously.

Competitive business conditions and the smaller reporting company's competitive position in the industry and methods of competition

The biomass industry is fragmented worldwide with Universities and energy crop production labs spending the last fifteen to twenty years doing research and development on the best energy crop yields. Much of this research has been done outside the United States. Many of the biomass companies are in the development or early stages of production. The renewable energy industry is extremely competitive in general, with competitors ranging from the largest tree growing company, International Paper; utilities such as Exelon, Southern Cos., Duke and large oil companies such as BP and Exxon to smaller technology companies and early stage renewable energy companies.

The biomass industry is in its early stages throughout the world with many companies attempting to find where they fit into this emerging market. BioPower’s strategic plan is to utilize management’s experience to license technologies and either joint venture or partner with companies for the products and services to enhance and refine our existing business model. The technologies and knowhow that would be targeted have not been identified at this time. There can be no assurance such results will ever be achieved.

There are many small companies who are attempting to market and/or develop a single technology. There are many small and large companies doing research and development into biomass energy crops. BioPower does not intend to develop technologies or conduct research and development. BioPower feels that an aggregation of multiple technologies and services, using licensor/partner technology and services support, will allow us to potentially fill the market need on a competitive basis. In our opinion, the potential project funding sources for the biomass market want to understand the various available technologies and services that will produce a satisfactory financial return. Funding of the projects is the key. Our management team has many years of experience in funding projects through project finance and with private investment. On a competitive basis, we feel that this capability is a key differentiator with smaller companies trying to compete in this emerging market. We cannot compete with International Paper, Exxon, BP or any other major company developing plantations because of their funding capabilities. We are a development stage company with no operations and have not made any arrangements with any companies other than our Licensor relationships. There can be no assurance that such competitive advantages or funding will ever be achieved.

Sources and availability of raw materials and the names of principal suppliers

We plan on purchasing our seedlings from our licensors. Clenergen, is capable of producing 100,000 non-energy food crops seedlings per week in India. Green Oil Plantations Ltd and their partners either have their own sources or contracted access to the specific seeds required to grow seedlings to establish plantations. They believe they have a plentiful supply of Jatropha and Millettia seeds to supply us with any need.  Green Oil, our licensor, informed us that during April 2011 their partner company planted a test and demonstration plot of SilverLeaf in Alabama and will have seed available for our use as required.  The demonstration plot is not a plantation and is not in violation of our license agreement with them.  There can be no assurance successful results will ever be achieved.

Dependence on one or a few major customers

Our projects are dependent on contracts for the sale of biomass feedstock to be converted by end users to electricity and biofuels.  We do not intend to be dependent upon a small number of larger customers, but rather on a large spectrum of purchasers of biomass for the conversion to electricity and biofuels.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration

We have an exclusive license from Clenergen Corporation in perpetuity for the exclusive territory of the United States, Central America, Mexico and Guam for the use of Clenergen’s technologies including their own genetically developed strains of biomass energy crops.

We have an exclusive fully paid up license from Green Oil Plantations Ltd for fifty years for the exclusive territory of North America, Central America, South America, Caribbean, not including Cuba, and U.S. territories for the use of Green Oil’s turnkey proprietary growing systems including their own genetically developed strains of biomass energy crops.

Need for any government approval of principal products or services. If government approval is necessary and the smaller reporting company has not yet received that approval, discuss the status of the approval within the government approval process

We require specific governmental approvals to grow energy crops from the U.S. Department of Agriculture. Should we be required to seek any such approvals, we do not anticipate any difficulties in obtaining permits and licenses.  The Company intends to initially utilize only those energy crops already approved by the USDA. Therefore, upon the Company’s investigation to date, the anticipated associated permit costs (federal, state and local) should be less than $25,000.  If we were to build our own conversion facilities, these would require permits and licensing from the U.S. Environmental Protection Agency as well as State and Local agencies.  There can be no assurance that we would receive such permits or licenses.

For permitting in countries outside of the USA, the permitting costs are unknown and such costs and timing of permits would be included in the model prepared as part of an initial feasibility study. We expect that landowners in foreign countries would have legal representation and governments process knowledge to allow for successful application and approval of the establishment of biomass plantation establishment and conversion to valuable products. If this permitting process would prove to be a difficult, costly and/or very time consuming then the initial feasibility study would demonstrate that a project would not be feasible until all permitting was acquired by the land owner.  We have done no investigations for the need for foreign permitting as that would be part of a feasibility study for a specific project.

We arrived at the $25,000 cap number by going to what we believe is one of the more difficult states for permitting in the United States, California.  We found that the most expensive local permit was $5,000, the State permit was additionally as high as $5,000 and the U.S. Permit was less than $5,000.  Coupled with legal costs we estimated that the maximum we would have to spend for obtaining government approvals for a biomass growing project would be $25,000.

Effect of existing or probable governmental regulations on the business

We anticipate government regulations from the U.S. Department of Agriculture when attempting to utilize land for growing energy crops.  We intend to primarily use land that is not fit for growing food.  Second, we intend to use energy crops that have been approved for growing in the United States or that can meet the requirements of the USDA.  We are aware that not obtaining permits would impact our business model, but we will operate in the same regulatory environment as all other energy crop growing operations that are dealing with USDA regulations.

Estimate of the amount spent during each of the last two fiscal years on research and development activities, and if applicable, the extent to which the cost of such activities is borne directly by customers;

As a recently incorporated company, we have not undertaken any R&D activities, nor do we intend to have R&D activities.  Our licensors provide all R&D activities.

Costs and effects of compliance with environmental laws (federal, state and local)

While we anticipate costs for compliance to environmental laws, which will typically be for licensing or permitting growing operations, these are part of the normal and customary costs for every growing operation.   These costs generally vary by state, are not significant as relates to the total project cost, and are part of the business model costs for each growing operation.

Number of total employees and number of full-time employees

We presently have four employees and various consultants and advisors. Robert Kohn, our Chairman and Chief Executive Officer, Dale Shepherd, our President and Chief Operating Officer, Bonnie Nelson, Director of Business Strategy, and an executive assistant in our Florida office. We intend to hire additional employees for business development activities and to manage and staff our operations as we raise capital and complete specific milestones that would require these employees. Robert Kohn has extensive experience in biomass and the electric utility industry, while President of Entrade at Exelon. Dale Shepherd spent 18 years with General Electric. All of our current officers and directors will accrue, but not be paid, their salary until such time as we have been successful in raising $2,500,000 through this Offering.

Reports to Security Holders

We will voluntarily make available to security holders an annual report, including audited financials, on Form 10-K.  We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-Q, and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington, DC, 20549.  The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Description of Property

We executed a sublease agreement on March 18, 2011 for 2,000 square feet of office space for 26 months and will cost us approximately $50,000 per year, including all furniture and office equipment.  We moved into our new corporate headquarters as of April 1, 2011 at 1000 Corporate Drive, Suite 200, Fort Lauderdale, Florida 33334.  Our new phone number is 954-607-2800.

Legal Proceedings

We know of no pending proceedings to which any director, member of senior management, or affiliate is either a party adverse to us, or our subsidiaries, or has a material interest adverse to us or our subsidiaries.

Market Price Of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

Our common stock is presently not listed on any national securities exchange or the Nasdaq Stock Market. Following the effective date of the registration statement on Form S-1 in which this Prospectus is included becoming effective, we anticipate that a market maker will apply on our behalf for the trading of our common stock on the over-the-counter (OTC) Bulletin Board. We have not yet engaged a market maker to assist us to apply for quotation on the OTC Bulletin Board and we are not able to determine the length of time that such application process will take. Such time frame is dependent on comments we receive, if any, from the FINRA regarding our Form 211 application. There is currently no market for our shares of common stock. There can be no assurance that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

There are no outstanding options to purchase, or securities convertible into, common equity. We currently have outstanding a one-year warrant to purchase 1,000,000 shares of our common stock.

Immediately after this Offering, if fully subscribed, we will have 100,250,000 shares of common stock outstanding.  Of these shares, the 10,000,000 shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of common stock purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

Additionally, the 16,250,000 shares identified for resale by Selling Stockholders, and upon exercise, the 1,000,000 shares of Common Stock underlying the warrant, will also be freely tradable without restriction or further registration under the Securities Act, except for any shares of common stock held by one of our affiliates within the meaning of Rule 144 under the Securities Act; in addition, such shares held by our affiliates are subject to a two-year lockup agreement.  Further, in the event the warrant is exercised, there will be an additional 1,000,000 free trading shares of our common stock.

Notwithstanding, certain selling stockholders have each entered into a lockup agreement with the Company effectively restricting them from transferring some or all of their common stock for a period of time without the prior written consent of the Company, which consent may be unreasonably withheld. The selling stockholders named in this prospectus are subject to a one-year lockup for some of their shares and our officers and directors are subject to a two-year lockup on all of their shares. Each selling stockholder executed their one year lockup agreement on January 31, 2011, except for the Ford Irrevocable Trust and the Fox Irrevocable Trust, which executed their one year lockup agreements on January 18, 2011. Further, the officers and directors executed their two year lockup agreements on January 18, 2011, except for Dale Shepherd, who executed his lockup agreement on January 23, 2011. Subsequent to the lockup period, the stockholder may sell its common stock every calendar quarter in an amount equal to no more than one percent (1%) of the Company’s issued and outstanding shares of common stock; provided, however, that the stockholder shall not be permitted to make any transfer, or portion thereof, that would exceed twenty percent (20%) of the average weekly reported volume of trading of the Company’s common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the calendar week preceding the Transfer.  Moreover, as per the lockup agreement, prior to any transfer, the stockholder must first offer its shares of common stock to be sold to the Company and allow the Company to purchase such shares at a price that is ninety percent (90%) of the average closing price for the Company’s Common Stock, as reported or quoted on its principal exchange or trading market, for the consecutive five (5) trading days prior to the transfer notice given to the Company.

All of the remaining 74,000,000 shares of common stock are restricted securities as such term is defined under Rule 144 promulgated by the SEC, in that they were issued in private transactions not involving a public offering.

Rule 144

The SEC has adopted amendments to Rule 144 which became effective on February 15, 2008, and will apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Sales under Rule 144 by Affiliates

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

-	1% of the number of shares of common stock then outstanding, which will equal approximately 1,000,000 shares of common stock immediately after this Offering; and

-
If the common stock is listed on a national securities exchange or on The NASDAQ Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Sales under Rule 144 by Non-Affiliates

Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted ordinary shares proposed to be sold for at least six (6) months, including the holding period of any prior owner other than an affiliate, is entitled to sell their ordinary shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144.  We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his ordinary shares between 6 months and one year.  After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, to their promoters or affiliates despite technical compliance with the requirements of Rule 144.  The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company.  The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

-	The issuer of the securities that was formerly a shell company has ceased to be a shell company;
-	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
-
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

-	At least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Holders

As of July 11, 2011 there were 26 holders of our common stock. There are a total of 90,250,000 shares issued and outstanding.

The following tables illustrates the effect of the sale and issuance of 10,000,000 shares of our common stock on any present shareholder who presently beneficially owns more than 5% of our common stock, or is a director or officer of the Company.

Holder	Common Stock Held before Offering(3)		% Held before Offering	% Held after Offering (1), (2)
Robert Kohn, CEO, Director	22,625,000	(5)	25.07%	22.59%
Bonnie Nelson, Director	14,025,000	(4)	15.70%	14.10%
Total for all 5% holders	36,650,000		40.77%	36.69%

(1)	Based on the identified stockholders not acquiring any stock from the 10,000,000 share offering, and all 10,000,000 shares being sold.

(2) Based on 100,250,000 shares of common stock issued and outstanding.

(3) All shares are subject to a two-year lockup agreement between the stockholder and the Company.

(4) Ms. Nelson owns her shares of common stock through Riskless Partners, LLC, an entity for which she is the sole managing member and as such has voting and dispositive control over the shares of common stock owned by that entity.

(5) Includes 4,150,000 shares of common stock owned by Mr. Kohn’s wife.

Dividends

The Company has never paid a cash dividend on its common stock and does not intend to pay cash dividends on its common stock in the foreseeable future.

Securities authorized for issuance under equity compensation plans

The Company does not have any securities authorized for issuance under equity compensation plans.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This registration statement contains forward-looking statements relating to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as "may", "should", "intends", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance.  You should not place undue reliance on these statements, which speak only as of the date that they were made.  Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this prospectus.

These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

In this registration statement, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares of our capital stock.

The management’s discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").

Liquidity and Capital Resources

BioPower Corporation was formed in Florida on September 13, 2010. As of November 30, 2010, our CEO and a Director loaned BioPower Corporation $20,927 and our cash balance was $20,124.  In exchange for the loan, each was issued a demand note evidencing the principal amount loaned and providing for interest at the rate of 4% per annum. From these total proceeds, we had made payments of $16,500 towards costs of preparation of the Prospectus including audit fees.

On January 5, 2011 we formed BioPower Operations Corporation, a Nevada corporation and the Officers and Directors cancelled their shares in BioPower Corporation and contributed BioPower Corporation to BioPower Operations Corporation. Therefore, BioPower Corporation became a wholly-owned subsidiary of the Company as we redomiciled in Nevada.  There is limited historical basis for liquidity comparison and analysis.

As of January 18, 2011, we had raised a total of $8,390 from the sale of 83,900,000 shares of our common stock at par value $0.0001, comprised of 36,650,000 shares of common stock to officers and directors of the Company, and the balance of 47,250,000 common shares of stock to 10 related parties of officers and directors totaling 39,850,000 common shares of stock of which they disclaim beneficial ownership.

As of May 31, 2011, we accepted subscription agreements on February 2, 2011 for sales of 1,200,000 shares of our common stock at a price of $0.25 per share with no commissions paid, for total proceeds of $300,000.  As of the date of this filing, we have approximately $125,000 cash on hand.

Upon effectiveness of our registration statement, which this prospects is a part, we will be required to raise additional capital by way of the sale of our common stock through this Offering.

If this Offering is successful, and we are able to raise the entire $5,000,000, we will have sufficient funds to meet business development activity costs for the current fiscal year, and we will be able to implement key aspects of our business plan, including setting up our permanent corporate headquarters and business development costs for our energy growing operations.    We would have a total of $1,700,000 remaining for working capital, in addition to the approximately $125,000 cash on hand.   We expect these amounts will be sufficient to initiate and sustain our business development activities for one year.

Upon having been successful in raising $2,500,000, the salary obligation to our CEO,  President and Director of Business Strategy will come into effect, and any amounts accrued to date, and monthly amounts going forward, will be payable for a period up to one year including accruals.  The initial annual amounts are $200,000, $150,000 and $125,000 respectively.

Additional information on the utilization of funds under this Offering, including a discussion on the possible negative impact on us if we are unable to raise the entire $5,000,000, is available under the Use of Proceeds section commencing on Page 10.

The amount and timing of additional funds that might be required cannot be definitively stated as at the date of this report and will be dependent on a variety of factors, including the success of our initial operations and the rate of future expansion that we might plan to undertake. If we were to determine that additional funds are required, we would be required to raise additional capital either by way of loans or equity, which, in the case of equity, would be potentially dilutive to existing stockholders.   The Company cannot be certain that we will be able to raise any additional capital to fund our operations or expansion past the current fiscal year.

Results of Operations

Our operations from inception of September 13, 2010 through to May 31, 2011 have been focused on establishing the Company.  As of that date, we had incurred a net loss of $475,311, as a result of general, legal, accounting and administrative expenses associated with the commencement of the Company.

If we are successful in raising the $5,000,000 under this Offering, we would cover the business development costs for one year and still need to raise additional funding for the commencement of a biomass project. We can therefore not yet determine when we will be generating sufficient revenue to cover our overhead and operational costs.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

Changes in and disagreements with accountants on accounting and financial disclosure

There are not currently and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

Directors, Executive Officers, Promoters and Control Persons

Name	Age	Position	Period Held
Robert Kohn	60	CEO, Secretary, CFO, Director	January 5th to present
Dale Shepherd	63	President and COO	February 1st to present
Bonnie Nelson	59	Director	January 5th to present

Robert D. Kohn, Director, Chairman, CEO, Secretary, CFO and Co-founder

Mr. Kohn has been our CEO, Secretary, CFO and a director since January 5, 2011. He has been a director and officer of BioPower Corporation of Florida, our wholly-owned subsidiary, since September 13, 2010, and has been integrally involved in the formation and development of this business.  From August 2008 to Present, Mr. Kohn has been a Managing Partner of Nelko Holdings LLC, an entity that is 50%-50% owned between Mr. Kohn and Ms. Nelson which was formed for the purpose of evaluating business opportunities. Mr. Kohn from November 2009 to September 2010 was a consultant to Clenergen Corporation, a reporting issuer and was also the Non-executive Vice Chairman until January 25, 2011.  From July 2009 until September 2010, Mr. Kohn was also Chief Financial Officer of Proteonomix, Inc., a public company involved in stem cell research.  From March 2006 to July 2008, Mr. Kohn was the Interim CEO and CFO of Global Realty Development Corp. and was hired to liquidate multiple Australian real estate development companies, which he accomplished. From 1999 – 2002 Mr. Kohn was the co-founder and CEO of Assetrade which today is GoIndustry with approximately 300 employees in 16 countries.  From 1996 to 1999 Mr. Kohn was President of Entrade (“energy trading”), a subsidiary of Exelon Corporation, one of the largest electric utilities in the United States.  Mr. Kohn has a B.B.A. in accounting from Temple University and is a C.P.A. Mr. Kohn currently devotes 99% of his time (between 60 – 80 hours per week) to BioPower Operations Corporation and its subsidiaries.

Dale Shepherd, Director, President and Chief Operating Officer, Treasurer

Mr. Shepherd became an officer as of February 1, 2011. Mr. Shepherd has served in numerous executive roles, as COO, CFO and Finance Director. Dale most recently served from March 2010 to February 2011 as COO and Adviser to the CEO for Holiday Image Inc., a family held visual displays company, as an independent consultant from March 2009 to March 2010 and from March 2007 to March 2009 as interim CFO and Managing Director for a business unit of Vertex Data Sciences Ltd (UK) a privately held business process outsourcing company. Previously, from March 2005 to March 2007 he was Director Finance for Specialized Transportation. Other positions have included VP Finance for the Logistics Division of SIRVA, that includes the Allied, North American and Global brand names for relocation and logistics (August 2000  to April 2003). Mr. Shepherd has also spent six years (June 1991 to October 1997) with Kawasaki Steel Corporation, CFO of Rogers Corporation (October 1997 to July 1998), an Amex company (now NYSE) and spent seventeen years in the General Electric Company (December 1973 to May 1991) primarily in the Plastics and the Gas Turbine businesses. Dale was also Chief Administrative Officer and CFO of Assettrade.com from November 1999 to August 2000), helping grow from start-up to world leader in its category, today GoIndustry. Dale has a BA cum laude from the University of Maryland (1973) and a BS in Accounting from West Chester University (2003). Mr. Shepherd currently devotes 100% (50-60 hours per week) of his time to BioPower Operations Corporation and its subsidiaries.

Bonnie Nelson, Director and Director of Business Strategy, Co-founder

Ms. Nelson has been a director and director of business strategy of the Company since January 5, 2010. She has been a director of BioPower Corporation of Florida, our wholly-owned subsidiary, since September 13, 2010, and has been integrally involved in the formation and development of this business. Since August 2009 to present, Ms. Nelson has been on the Board of Directors of Allied Artists International, Inc., a worldwide entertainment venture and was a Board Advisor to Clenergen Corporation in 2010. From 1990 to present, Ms. Nelson has been a self-employed consultant. From 2009 to present, Ms. Nelson has been appointed as a liquidating trustee for Genesis Orlando, LLC, and a company in bankruptcy in Florida. Ms. Nelson was never associated or affiliated with Genesis Orlando, LLC prior to its bankruptcy filing. From April 2010 to October 2010, Ms. Nelson was an advisor to Clenergen Corporation. Since 2008 to present, Ms. Nelson has been a Managing Partner of Nelko Holdings LLC, an entity that is 50% - 50% owned between Mr. Kohn and Ms. Nelson which was formed for the purpose of evaluating business opportunities. With a career spanning over 20 years of investment and merchant banking, Ms. Nelson has extensive experience in consulting and corporate finance for public and private companies. Ms. Nelson has been responsible for developing and guiding many corporate turnarounds, joint ventures and strategic alliances. Ms. Nelson intends to devote about 50% (20 hours per week) of her time to BioPower Operations Corporation and its subsidiaries.

Director Qualifications

The Company has determined that the following qualifications merited such person to serve on the Board of Directors:

Mr. Robert Kohn was until recently the non-executive Vice Chairman of the Board of Clenergen Corporation, a US public company and has significant experience in the field of energy and biomass dating back to 1983.

Ms. Bonnie Nelson is on the board of Allied Artists International, Inc. and has significant experience in joint ventures, licensing, acquisitions and fund raising, all key components for BioPower to be successful.

There are no family relationships among our officers, directors, or persons nominated for such positions.

None of our executive officers, directors, significant employees, promoters or control persons have been involved in any bankruptcy proceedings within the last ten years, been convicted in or has pending any criminal proceeding, been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or been found to have violated any federal, state or provincial securities or commodities laws.

Executive Compensation

From the date of our inception through to November 30, 2010, our period end, our executive officers and directors have not received and have not accrued any compensation of any form.

With the exception of Mr. Kohn, Mr. Shepherd and Ms. Nelson, as noted below, the Company has made no arrangements for the remuneration or compensation of its officers or directors, except that they will be entitled to receive reimbursement for actual, demonstrable out-of-pocket expenses, including travel expenses, if any, made on the Company’s behalf and medical reimbursement.

We do not currently have a compensation committee.  In the future, the Company's executive compensation will be approved by the Board of Directors in the case of the Company's Principal Executive Officer. For all other executive compensation contracts, the Principal Executive Officer is expected to negotiate and approve contracts and compensation.

On January 5, 2011, each of Mr. Kohn, Mr. Shepherd and Ms. Nelson entered into employment agreements with the Company.  Each contract stipulates that unpaid salary amounts shall accrue if unpaid; such salary amounts have been verbally agreed to be unpaid, but accrue, until such time as the Company is successful in raising $2,500,000 through this Offering.   The general terms of the contracts are as follows:

-	Commencement: January 5, 2011, February 1, 2011, January 5, 2011
-	Term: 5 years, 2 years and 5 years
-	Base Salary: $200,000 Mr. Kohn, $150,000 Mr. Shepherd, $125,000 Ms. Nelson

-
Incentive Compensation: Each shall be entitled to receive such bonus payments or incentive compensation as may be determined at any time or from time to time by the Board of Directors of the Company (or any authorized committee thereof) in its discretion.  Such potential bonus payments and/or incentive compensation shall be considered at least annually by the Board or committee.  No bonus payments or incentive compensation has been determined to date.

-	Stock Options. Each shall be entitled to participate in all stock option plans of the Company in effect during the Term of employment. There are presently no stock option plans.

-
Incentive, Savings and Retirement Plans. During the Term of Employment, each shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to other key executives of the Company and its subsidiaries, in each case comparable to those currently in effect or as subsequently amended.  Such plans, practices, policies and programs, in the aggregate, shall provide the Executive with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided at any time hereafter with respect to other key executives.  No such programs presently are in place.

-
Welfare Benefit Plans: During the Term, each person and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), at least as favorable as the most favorable of  such plans, practices, policies and programs in effect at any time hereafter with respect to other key executives.  No such plans are presently in place.

-
Vacation. Each shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time hereafter with respect to other key executives of the Company and its subsidiaries; provided, however, that in no event shall Executive be entitled to fewer than three weeks paid vacation per year, as well as pay for holidays observed by the Company.

-	Optional Termination. Each party, after 2 years, with 30 days notice, may terminate the agreement, upon which termination he shall receive a payment valued at his base salary for 1 year.

-
Termination without Cause: Upon termination without cause, each shall be entitled to a payout of all remaining salary amounts for duration of the contract (one year minimum), and the receipt of the value of any benefits for the period of one year from termination.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth all of the beneficial owners known to us to own more than five (5) percent of any class of our voting securities as of July 11, 2011.

Title of Class	Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class (1)		Percent of Voting Class (5)
Common Stock	Robert Kohn	22,625,000 (3)	25.07	% (3)	25.07%

Series A Preferred Stock		1 Indirect through China Energy Partners, LLC (2)	100%		50.1%

Common Stock	Bonnie Nelson	14,025,000 Indirect through Riskless Partners, LLC (4)	15.71%		15.71%

Series A Preferred Stock		1 Indirect through China Energy Partners, LLC (2)	100%		50.1%

Common Stock	Dale Shepherd	1,000,000 Direct	1.12%		1.12%

Common Stock	Directors and Officers as a group (3 individuals)		41.90	% (2)(3)	92%

Preferred Stock	Directors and Officers as a group (3 individuals)		100%		92	% (6)

*The address of each shareholder is c/o BioPower Operations Corporation, 1000 Corporate Drive, Suite 200 Fort Lauderdale Florida 33334.

(1)	The percent of class is based on the total number of shares outstanding of 90,250,000 as of July 11, 2011. All shares are subject to a two-year lock-up agreement.

(2)
China Energy Partners, LLC is an entity owned 50% by Robert Kohn, our CEO and Chairman of the Board, and 50% owned by Ms. Bonnie Nelson, a Director of the Company. China Energy Partners, LLC owns one share of Series A Preferred Stock entitling China Energy Partners to vote 50.1% of the issued and outstanding shares of common stock of the Company on all matters presented to shareholders for approval.

(3)	Include 4,150,000 shares of common stock owned by Mr. Kohn’s wife.

(4)
The sole managing member of Riskless Partners, LLC is Ms. Bonnie Nelson, a director and vice president of business development. Ms. Nelson has sole voting and dispositive control of the shares owned by Riskless Partners, LLC.

(5)	Represents the percentage that the holder may vote on all matters presented to all shareholders of our capital stock entitled to a vote for approval.

(6)
Consists of : (i) 50.1% voting by virtue of the Series A Preferred Stock owned by China Energy Partners LLC, an entity 50% owned by Robert Kohn, our CEO and Chairman of the Board and 50% owned by Ms. Bonnie Nelson, a Director of the Company; and (ii) 41.9% voting by virtue of  shares of common stock owned by our officers and directors as a group.

Security Ownership of Management

The following table sets forth all of the ownership of all directors and nominees, and named executive officers, individually and as a group, as of July 11, 2011.

Title of Class	Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class (1)		Percent of Voting Class (6)
Common	Robert Kohn	22,625,000 (4) Direct	25.07%		25.07%

Series A Preferred Stock	China Energy Partners, LLC(2)	1 Indirect	100%		50.1%

Common	Riskless Partners, LLC(3)	14,025,000 Direct	15.71%		15.71%

Series A Preferred Stock	China Energy Partners, LLC(2)	1 Indirect	100%		50.1%

Common	Dale Shepherd	1,000,000 Direct	1.12%		1.12%

Total Common Stock			41.90%		92%

Total Preferred Stock			100	%(5)	92%

*The address of each shareholder is c/o BioPower Operations Corporation, 1000 Corporate Drive, Suite 200 Fort Lauderdale Florida 33334.

(1)	The percent of class is based on the total number of shares outstanding of 90,250,000 as of July 11, 2011. All shares are subject to a two-year lock-up agreement.

(2)
China Energy Partners, LLC is an entity owned 50% by Robert Kohn, our CEO and Chairman of the Board, and 50% owned by Ms. Bonnie Nelson, a Director of the Company. China Energy Partners, LLC owns one share of Series A Preferred Stock entitling China Energy Partners to vote 50.1% of the issued and outstanding shares of common stock of the Company on all matters presented to shareholders for approval.

(3)
The sole managing member of Riskless Partners, LLC is Ms. Bonnie Nelson, a director and vice president of business development. Ms. Nelson has sole voting and dispositive control of the shares of common stock owned by Riskless Partners, LLC.

(4)	Includes 4,150,000 shares of common stock owned by Mr. Kohn’s wife.

(5)
One hundred percent (100%) of the Company’s Series A Preferred Stock entitles the holder, China Energy Partner, LLC, an entity controlled by Mr. Robert Kohn and Ms. Bonnie Nelson, to vote 50.1% of all issued and outstanding capital stock of the Company entitled to vote on all matters presented to shareholders for approval.

(6)	Represents the percentage that the holder may vote on all matters presented to all shareholders of our capital stock entitled to a vote for approval.

Changes in Control

None

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions with Related Persons

On January 18, 2011, the Company sold 18,475,000 shares of its common stock at par value of $0.0001 for $1,847.50 in cash to Robert Kohn, our co-founder, Chairman, CEO and a director of the Company and 16,600,000 shares of its common stock to certain related parties for $1,660.00 of which Mr. Kohn disclaims beneficial ownership.

On January 18, 2011, the Company sold 14,025,000 shares at par value of $0.0001 per share to Riskless Partners LLC, and entity controlled by Bonnie Nelson, a co-founder and director, for total proceeds of $1,402.50 in cash and 23,250,000  shares of its common stock to certain related parties for $2,325.00 of which Ms. Nelson disclaims beneficial ownership.

On January 31, 2011 the Company sold one share of its Series A Preferred Stock, par value $1.00 for total proceeds of $1 to China Energy Partners LLC, a limited partnership owned equally by Robert Kohn and Bonnie Nelson.

The Company utilizes at no charge space owned by Mr. Robert Kohn, our CEO and Chairman of the Board.

Aside from the transactions identified herein, there are no other transactions nor are there any proposed transactions in which any of our directors or nominees, executive officers, or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

During November 2010, the Company’s Chief Executive Officer advanced $10,927. The loan bears interest at 4%, is unsecured and due on demand. No interest on the loan has been paid to date. During November 2010, the Company’s Director and Director of Strategy advanced $10,000. The loan bears interest at 4%, is unsecured and due on demand. No interest on the loan has been paid to date.  The Company has accrued approximately $214 of interest on the above notes.

On November 30, 2010, the Company entered into an exclusive license agreement with Clenergen Corporation, is a former affiliate of Mr. Kohn, the Company’s Chief Executive Officer.  Our CEO was a Director of Clenergen from August 2009 to January 26, 2011.  The license agreement was executed while Mr. Kohn was still a board member of Clenergen and gives the Company the right to utilize all Intellectual Property rights (“IP”) and technology licenses to produce high-density short rotation biomass energy crops on an exclusive basis in the United States, Central America, Mexico and Guam in perpetuity.

Pursuant to the license agreement, the Company may pay to Clenergen royalties as follows:

(a)   eight percent (8%) of the first $50,000,000 of gross revenue defined as Gross revenue less direct costs, or any part thereof;

(b)   three percent (3%) of the second $50,000,000 of gross revenue, or any part thereof; and

(c)   one percent (1%) of any and all gross revenue over $100,000,000.

No royalties have been paid to date.

During November 2010, the Company’s Chief Executive Officer advanced $10,927. The loan bears interest at 4%, is unsecured and due on demand.

During November 2010, the Company’s Director advanced $10,000. The loan bears interest at 4%, is unsecured and due on demand.

During December 2010, the Company’s Director advanced $506. The loan bears interest at 4%, is unsecured and due on demand.

During January 2011, the Company’s Chief Executive Officer advanced $832. The loan bears interest at 4%, is unsecured and due on demand.

During January 2011, the Company’s Director advanced $631. The loan bears interest at 4%, is unsecured and due on demand.

During February 2011, the Company’s Director advanced $984. The loan bears interest at 4%, is unsecured and due on demand. The Company has accrued $214 of interest on the above notes.

On January 28, 2011, the Company issued one share of Series A, preferred stock for $1. This series of preferred stock had a provision that the holder of the one share, a related party controlled by the Company’s Chief Executive Officer and a Director, can vote 50.1% of the total votes.  There are no preferences, dividends, or conversion rights.

Promoters and Certain Control Persons

There are no promoters being used in relation to this Offering, except two of our officers and directors, Robert Kohn and Bonnie Nelson, who will be selling the securities offered by us and who may be deemed to be promoters under Rule 405 of Regulation C promulgated by the Securities and Exchange Commission under the Securities Act of 1933.  No person who may, in the future, be considered a promoter of this Offering, will receive, or, expect to receive assets, services or other considerations from us.  No assets will be, nor are expected to be, acquired from any promoter on our behalf.  We have not entered into any agreements that require disclosure to our stockholders.

Mr. Kohn, a director and officer of the Company holds a total of 18,475,000 common shares and Ms. Nelson a Director holds 14,025,000 common shares of the Company and together as partners in China Energy Partners LLC hold Series A Preferred stock which entitles them to vote 50.1% of the issued and outstanding shares of common stock of the Company.

Parents

None.

Director Independence

As of the date of this Registration Statement filed on Form S-1, we have no independent directors.

The Company has developed the following categorical standards for determining the materiality of relationships that the Directors may have with the Company. A Director shall not be deemed to have a material relationship with the Company that impairs the Director's independence as a result of any of the following relationships:

-
the Director is an officer or other person holding a salaried position of an entity (other than a principal, equity partner or member of such entity) that provides professional services to the Company and the amount of all payments from the Company to such entity during the most recently completed fiscal year was less than two percent of such entity’s consolidated gross revenues;

-	the Director is the beneficial owner of less than five percent of the outstanding equity interests of an entity that does business with the Company;

-
the Director is an executive officer of a civic, charitable or cultural institution that received less than the greater of $1 million or two percent of its consolidated gross revenues, as such term is construed by the New York Stock Exchange for purposes of Section 303A.02(b)(v) of the Corporate Governance Standards, from the Company or any of its subsidiaries for each of the last three fiscal years;

-
the Director is an officer of an entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either the Company's or the business entity's indebtedness is less than three percent of the total consolidated assets of such entity as of the end of the previous fiscal year; and

-
the Director obtained products or services from the Company on terms generally available to customers of the Company for such products or services. The Board retains the sole right to interpret and apply the foregoing standards in determining the materiality of any relationship.

The Board shall undertake an annual review of the independence of all non-management Directors. To enable the Board to evaluate each non-management Director, in advance of the meeting at which the review occurs, each non-management Director shall provide the Board with full information regarding the Director’s business and other relationships with the Company, its affiliates and senior management.

Directors must inform the Board whenever there are any material changes in their circumstances or relationships that could affect their independence, including all business relationships between a Director and the Company, its affiliates, or members of senior management, whether or not such business relationships would be deemed not to be material under any of the categorical standards set forth above. Following the receipt of such information, the Board shall re-evaluate the Director's independence.

MATERIAL CHANGES

Not applicable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Not applicable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

The Nevada General Corporation Law requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding.  The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action.  Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Article 11 of our Bylaws, we are authorized to indemnify our directors to the fullest extent authorized under Nevada law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

B BERMAN & COMPANY, P.A.
Certified Public Accountants and Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
BioPower Corporation

We have audited the accompanying balance sheet of BioPower Corporation as of November 30, 2010, and the related statements of operations, stockholders' deficit and cash flows from September 13, 2010 (inception) to November 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioPower Corporation as of November 30, 2010, and the results of its operations and its cash flows for the period from September 13, 2010 (inception) to November 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $1,334 and net cash used in operations of $804 for the period ended November 30, 2010. The Company also has a working capital deficit and stockholders' deficit of $1,333 at November 30, 2010. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Berman & Company, P.A.

Berman & Co., P.A.

Boca Raton, Florida
February 7, 2011

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants

BioPower Corporation
(A Development Stage Company)
Balance Sheet
November 30, 2010

Assets

Current Assets
Cash	$20,124
Total Current Assets	20,124

Total Assets	$20,124

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable	$530
Notes payable - related parties	20,927
Total Current Liabilities	21,457

Stockholders' Deficit
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-
Common stock, $0.0001 par value, 500,000,000 shares authorized; 10,000 shares issued and outstanding	1
Deficit accumulated during the development stage	(1,334)
Total Stockholders' Deficit	(1,333)

Total Liabilities and Stockholders' Deficit	$20,124

See accompanying notes to financial statements

BioPower Corporation
(A Development Stage Company)
Statement of Operations
September 13, 2010 (Inception) to November 30, 2010

General and administrative expenses	$1,334

Net loss	$(1,334)

Net loss per share - basic and diluted	$(0.13)

Weighted average number of common shares outstanding during the period - basic and diluted	10,000

See accompanying notes to financial statements

BioPower Corporation
(A Development Stage Company)
Statement of Stockholders' Deficit
September 13, 2010 (Inception) to November 30, 2010

			Additional	Deficit	Total
	Common Stock, $0.0001 Par Value		Paid In	Accumulated during	Stockholder's
	Shares	Amount	Capital	Development Stage	Deficit

Issuance of common stock - founders ($0.0001)	10,000	$1	$-	$-	$1

Net loss - September 13, 2010 (Inception) to November 30, 2010				(1,334)	(1,334)

Balance - November 30, 2010	10,000	$1	-	$(1,334)	$(1,333)

See accompanying notes to financial statements

BioPower Corporation
Statement of Cash Flows
September 13, 2010 (Inception) to November 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,334)
Changes in operating assets and liabilities:
Accounts payable	530
Net Cash Used In Operating Activities	(804)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable - related parties	20,927
Proceeds from issuance of common stock	1
Net Cash Provided By Financing Activities	20,928

Net Increase in Cash	20,124

Cash - Beginning of Period	-

Cash - End of Period	$20,124

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income Taxes	$-
Interest	$-

See accompanying notes to financial statements

BioPower Corporation
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010

Note 1 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

BioPower Corporation (“BioPower” or “the Company”) was incorporated in the State of Florida on September 13, 2010. On January 5, 2011, the Company decided to domicile in Nevada and formed BioPower Operations Corporation, a Nevada corporation. On January 6, 2011, the shareholders of BioPower Corporation contributed their shares of BioPower Corporation to BioPower Operations Corporation and BioPower Corporation became a wholly-owned subsidiary.

For all disclosures after January 5, 2011, BioPower Operations Corporation will be considered “the Company”.

The Company intends to focus on growing non-food energy crops such as trees and grass that can be converted into electricity and biofuels.  To date, the activities of the Company have been limited to implementing the business plan and raising capital. The Company is still in its development stage.

The Company’s fiscal period end is November 30.

Risks and Uncertainties

The Company intends to operate in an industry that is subject to rapid change. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Such estimates for the period ended November 30, 2010, and assumptions affect, among others, the following:

●estimated fair value of share based payments
●estimated valuation allowance for deferred tax assets, due to continuing losses

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

BioPower Corporation
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company had no cash equivalents at November 30, 2010.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.  At November 30, 2010, there were no balances that exceeded the federally insured limit.

Fair Value of Financial Instruments

The carrying amounts of the Company’s short-term financial instruments, including accounts payable and notes payable – related parties, approximates fair value due to the relatively short period to maturity for these instruments.

Earnings per share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,” basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. The Company has not dilutive securities.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the periods the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. At November 30, 2010, the Company did not record any liabilities for uncertain tax positions.

BioPower Corporation
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010

Recent Accounting Pronouncements

In January 2010, FASB issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company’s financial statements.

Note 2 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $1,334 and net cash used in operations of $804 for the period ended November 30, 2010. The Company also has a working capital deficit and stockholders’ deficit of $1,333 at November 30, 2010

The ability of the Company to continue as a going concern is dependent on Management's plans, which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plan and continuing to raise funds through debt or equity raises. The Company will likely rely upon related party debt or equity financing in order to ensure the continuing existence of the business.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

BioPower Corporation
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010

Note 3 Income Taxes

The Company recognizes deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  The Company has established a valuation allowance to reflect the likelihood of the realization of deferred tax assets.

The Company has a net operating loss carryforward for tax purposes totaling approximately $1,300 at November 30, 2010, expiring through 2030. U.S. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

Significant deferred tax assets at November 30, 2010 are approximately as follows:

Gross deferred tax assets:
Net operating loss carryforwards	$(500)
Total deferred tax assets	500
Less: valuation allowance	(500)
Net deferred tax asset recorded	$-

The valuation allowance at September 13, 2010 (Inception) was $0. The net change in valuation allowance during the period ended November 30, 2010 was an increase of approximately $500.

In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.   Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of November 30, 2010.

The actual tax benefit differs from the expected tax benefit for the period ended November 30, 2010 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes and 5.5% for State income taxes, a blended rate of 37.63%) as follows:

Expected tax expense (benefit) – Federal	$(430)
Expected tax expense (benefit) – State	(70)
Change in valuation allowance	500
Actual tax expense (benefit)	$-

BioPower Corporation
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010

Note 4 Notes Payable – Related Parties

During November 2010, the Company’s Chief Executive Officer advanced $10,927. The loan bears interest at 4%, is unsecured and due on demand.

During November 2010, the Company’s Director advanced $10,000. The loan bears interest at 4%, is unsecured and due on demand.

Note 5 Stockholders’ Deficit

On September 13, 2010, the Company issued 10,000 shares of common stock to its founders for $1 ($0.0001/share).  On January 5, 2011, in connection with the redomiciling to Nevada, these shares were cancelled for no consideration.

Note 6 Related Party Transactions

License Agreement – Former Affiliate of Chief Executive Officer

On November 30, 2010, the Company entered into an exclusive license agreement with a company that is a former affiliate of the Company’s Chief Executive Officer.  The license gives the Company the right to utilize all Intellectual Property rights (“IP”) and technology licenses to produce high-density short rotation biomass energy crops on an exclusive basis in the United States, Central America, Mexico and Guam in perpetuity.

The Company has agreed to pay a royalty fee, as a percentage, of gross revenue as follows:

8% of the first $50,000,000 of gross revenue;

3% of the second $50,000,000 of gross revenue; and

1% of anything in excess of $100,000,000

If the former affiliate company charges a lesser percentage to another entity, then the first $50,000,000 will be decreased to the lowest percentage charged.

No such transactions have occurred as of November 30, 2010 and through February 7, 2011.

Note 7 Subsequent Events

The Company has evaluated for subsequent events between the balance sheet date of November 30, 2010 and February 2, 2011, the date the financial statements were issued, and concluded that events or transactions occurring during that period requiring recognition or disclosure have been made.

BioPower Corporation
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010

(A)	Notes Payable – Related Party

During January 2011, the Company’s Chief Executive Officer advanced $483. The loan bears interest at 4%, is unsecured and due on demand.

(B)	Stock Issuances

(1)	Preferred Stock

On January 28, 2011, the Company issued one share of Series A, preferred stock for $1.  This series of preferred stock had a provision that the holder of the one share, a related party controlled by the Company’s Chief Executive Officer and a Director, can vote 50.1% of the total votes.  There are no preferences, dividends, or conversion rights.

(2)	Common Stock

In January and February 2011, the Company issued the following shares for cash and services:

Type	Quantity	Valuation	Range of Value per share
Cash	40,800,000	$303,960	$0.0001 – 0.25
Cash – related party	44,300,000	4,430	$0.0001 – 0.25
License agreement	1,000,000	250,000	$0.25
Services	4,150,000	50,000	$0.012
Total	90,250,000	$608,390

In connection with the stock issued for services rendered, the Company determined fair value based upon the value of the services provided, which was the most readily available evidence.

The service provider also received 1-year warrants for 1,000,000 shares, with an exercise price of $1 per share.  The warrants were granted for services rendered. The warrants have a fair value of $60,800, based upon the black-scholes option-pricing model.  The Company used the following weighted average assumptions:

Expected dividends	0%
Expected volatility	150%
Expected term	1 year
Risk free interest rate	0.28%
Expected forfeitures	0%

In connection with the stock issued for the license agreement, the following occurred:

On January 27, 2011, an agreement was executed with Green Oil Plantations Ltd. and their affiliates (“Green Oil”) for an exclusive license of fifty years in exchange for 1,000,000 shares of common stock, having a fair value of $250,000 ($0.25/share), based upon recent cash offerings to third parties, to utilize Green Oil’s licensed technologies and turnkey model for growing energy crops in North America, South America, Central America and the Caribbean.

BioPower Corporation
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010

The Company has agreed to pay a royalty fee, as a percentage, of gross revenue as follows:

5% of the first $50,000,000 of gross revenue;

3% of the second $50,000,000 of gross revenue; and

1% of anything in excess of $100,000,000

If the Green Oil charges a lesser percentage to another entity, then the first $50,000,000 will be decreased to the lowest percentage charged.

No such transactions have occurred as of November 30, 2010 and through February 2, 2011.

(C) Formation of Subsidiaries

On January 14, 2011, the Company formed Global Energy Crops Corporation (“GECC”), a 100% wholly owned subsidiary.  GECC intends to:

-	Seek financing from US aid and similar organizations for energy crop growing projects in third world countries for the conversion to electricity and biofuels,

-	Joint venture with both international and smaller technology companies who are currently producing electricity and biofuels wherein GECC intends to provide biomass feedstock, and

-	Execute supply chain contracts with major buyers of energy crop products including electricity and biofuels.

On January 27, 2011, the Company formed Green Oil Plantations Americas, Inc. (“Green Oil”), a 100% wholly owned subsidiary as the operating company for the exclusive license agreement with Green Oil Plantations, Ltd. (See Note 8(B)(2))

Both of the above subsidiaries are currently inactive except for their formation.

BioPower Corporation
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010

(C)	Commitments

Employment Agreements – Officers and Directors

In January 2011, the Company executed employment agreements with certain officers and directors (three individuals) containing the following provisions:

Term of contract	2-5 years
Salary	$125,000 - $200,000
Salary deferral	All salaries will be accrued until the Company has raised $2,500,000.

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Consolidated Financial Statements
May 31, 2011

CONTENTS

Page(s)

Balance Sheets – As of May 31, 2011 (Consolidated) (Unaudited) and November 30, 2010	1

Statements of Operations –
Three and Six Months Ended May 31, 2011 (Consolidated), and from September 13, 2010 (Inception) to February 28, 2011 (Unaudited)	2

Statement of Stockholders’ Equity (Deficit) –
From September 13, 2010 (Inception) to May 31, 2011 (Unaudited)	3

Statements of Cash Flows –
Six Months Ended May 31, 2011 (Consolidated), and from September 13, 2010 (Inception) to February 28, 2011 (Unaudited)	4

Notes to Financial Statements (unaudited)	5 - 11

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Balance Sheets

	May 31, 2011
	(Consolidated)
	(Unaudited)	November 30, 2010
Assets
Current Assets
Cash	$164,788	$20,124
Prepaid expense	1,768
Total Current Assets	166,556	20,124

Property & Equipment, net	24,607	-

Other Assets
License, net	248,301	-
Security deposit	11,660	-
Total Other Assets	259,961	-

Total Assets	$451,124	$20,124

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
Accounts payable and accrued expenses	$256,860	$530
Notes payable - related parties	-	20,927
Interest payable - related parties	384	-
Total Current Liabilities	257,244	21,457

Stockholders' Equity (Deficit)
Preferred stock, $1.00 par value; 10,000 and 1,000 shares authorized; 1 and no issued and outstanding	1	-
Common stock, $0.0001 par value, 500,000,000 shares authorized; 90,250,000 and 10,000 shares issued and outstanding	9,025	1
Additional paid-in capital	660,165	-
Deficit accumulated during the development stage	(475,311)	(1,334)
Total Stockholders' Equity (Deficit)	193,880	(1,333)

Total Liabilities and Stockholders' Equity (Deficit)	$451,124	$20,124

See accompanying notes to financial statements

1

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Statements of Operations
(Unaudited)

	Three Months Ended	Six Months Ended
	May 31, 2011	May 31, 2011	September 13, 2010 (Inception)
	(Consolidated)	(Consolidated)	to May 31, 2011

General and administrative expenses	$221,642	$473,593	$474,927

Interest Expense	170	384	384

Net loss	$(221,812)	$(473,977)	$(475,311)

Net loss per common share - basic and diluted	$(0.00)	$(0.01)	$(0.01)

Weighted average number of common shares outstanding during the period - basic and diluted	90,250,000	65,952,198	46,166,538

See accompanying notes to financial statements

2

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity (Deficit)
From September 13, 2010 (Inception) to May 31, 2011
(Unaudited)

					Additional	Deficit	Total
	Preferred Stock, $1 Par Value		Common Stock, $0.0001 Par Value		Paid In	Accumulated during	Stockholder's
	Shares	Amount	Shares	Amount	Capital	Development Stage	Equity

Issuance of common stock - founders ($0.0001)	-	-	10,000	$1	$-	$-	$1

Net loss - September 13, 2010 (Inception) to November 30, 2010	-	-	-	-	-	(1,334)	(1,334)

Balance - November 30, 2010	-	-	10,000	1	-	(1,334)	(1,333)

Cancellation of common stock	-	-	(10,000)	(1)	-	-	(1)

Issuance of preferred stock - founders ($1/share)	1	1	-	-	-	-	1

Issuance of common stock - founders ($0.0001/share)	-	-	32,500,000	3,250	-	-	3,250

Issuance of common stock - related parties ($0.0001/share)	-	-	51,400,000	5,140	-	-	5,140

Issuance of common stock for services rendered ($0.0001/share)	-	-	4,150,000	415	49,585	-	50,000

Issuance of common stock ($0.25/share)	-	-	1,200,000	120	299,880	-	300,000

Issuance of common stock for an exclusive license ($0.25/share)	-	-	1,000,000	100	249,900	-	250,000

Warrants issued for services	-	-	-	-	60,800	-	60,800

Net loss for the six months ended May 31, 2011	-	-	-	-	-	(473,977)	(473,977)

Balance - May 31, 2011	1	$1	90,250,000	$9,025	$660,165	$(475,311)	$193,880

See accompanying notes to financial statements

3

BioPower Operations Corporation and Subsidiaries
Statements of Cash Flows
(Unaudited)

	Six Months Ended
	May 31, 2011	September 13, 2010 (Inception)
	(Consolidated)	to May 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(473,977)	$(475,311)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	1,699	1,699
Depreciation	677	677
Stock issued for services	50,000	50,000
Warrants issued for services	60,800	60,800
Changes in operating assets and liabilities:
(Increase)/Decrease in:
Prepaid expenses	(1,768)	(1,768)
Security deposit	(11,660)	(11,660)
Increase/(Decrease) in:
Accounts payable and accrued liabilities	256,330	256,860
Accrued interest payable - related party	384	384
Net Cash Used In Operating Activities	(117,515)	(118,319)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property & equipment	(25,284)	(25,284)
Net Cash Used in Investing Activities	(25,284)	(25,284)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable - related parties	483	-
Repayment of notes payable - related parties	(21,410)
Proceeds from issuance of preferred stock	1	1
Proceeds from issuance of common stock	308,389	308,390
Net Cash Provided By Financing Activities	287,463	308,391

Net Increase in Cash	144,664	164,788

Cash - Beginning of Period	20,124	-

Cash - End of Period	$164,788	$164,788

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income Taxes	$-	$-
Interest	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of common stock for license	$250,000	$250,000

See accompanying notes to financial statements

4

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2011
(Unaudited)

Note 1 Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation.

The unaudited interim consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form S-1, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis, for the period ended November 30, 2010.  The interim results for the period ended May 31, 2011 are not necessarily indicative of results for the full fiscal year.

Note 2 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

BioPower Corporation (“BioPower” or “the Company”) was incorporated in the State of Florida on September 13, 2010. On January 5, 2011, the Company decided to domicile in Nevada and formed BioPower Operations Corporation, a Nevada corporation. On January 6, 2011, the shareholders of BioPower Corporation contributed their shares of BioPower Corporation to BioPower Operations Corporation and BioPower Corporation became a wholly-owned subsidiary.

The Company intends to focus on growing non-food energy crops such as trees and grass that can be converted into electricity and biofuels.  To date, the activities of the Company have been limited to implementing the business plan and raising capital. The Company is still in its development stage.

The Company’s fiscal period end is November 30.

Principles of Consolidation

All inter-company accounts and transactions have been eliminated in consolidation.

Risks and Uncertainties

The Company intends to operate in an industry that is subject to rapid change. The Company's operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

5

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2011
(Unaudited)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Such estimates for the period ended May 31, 2011, and assumptions affect, among others, the following:

●estimated fair value of share based payments
●estimated carrying value, useful lives and related impairment of property and equipment;
●estimated valuation allowance for deferred tax assets, due to continuing and expected future losses

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation computed on a straight-line basis over the estimated useful lives. Maintenance and repairs are charged to operations when incurred.  Betterments and renewals are capitalized when deemed material.  When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  There were no impairment charges taken during the period ended May 31, 2011 and the year ended November 30, 2010.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company had no cash equivalents at May 31, 2011.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.  At May 31, 2011, there were no balances that exceeded the federally insured limit.

6

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2011
(Unaudited)

Intangible Assets

Identifiable intangible assets with finite lives are amortized over their estimated useful lives. Such intangible assets are reviewed for impairment if indicators of potential impairment exist.

Share-based payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest.  Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Fair Value of Financial Instruments

The carrying amounts of the Company’s short-term financial instruments, including accounts payable and notes payable – related parties, approximates fair value due to the relatively short period to maturity for these instruments.

Earnings per share

Basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. The Company has the following dilutive securities:

Warrants 1,000,000

Since the Company had a net loss for the period, the effect of dilution associated with these common stock equivalents would be anti-dilutive, as a result, basic and diluted loss per share are equivalent.

Recent Accounting Pronouncements

There are no new accounting pronouncements that have any impact on the Company’s financial statements.

7

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2011
(Unaudited)

Note 2 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $473,977 and net cash used in operations of $117,515 for the six months ended May 31, 2011; and a deficit accumulated during the development stage of $475,311 at May 31, 2011.

The ability of the Company to continue as a going concern is dependent on Management's plans, which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plan and continuing to raise funds through debt or equity raises. The Company will likely rely upon related party debt or equity financing in order to ensure the continuing existence of the business.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 Property and Equipment

	May 31, 2011	Estimated Useful Lives
Computer Equipment	$25,284	5
Less: Accumulated depreciation	(677)
Property and equipment, net	$24,607

Note 4 Notes Payable – Related Parties

During November 2010, the Company’s Chief Executive Officer advanced $10,927. The loan bears interest at 4%, is unsecured and due on demand.

During November 2010, the Company’s Director advanced $10,000. The loan bears interest at 4%, is unsecured and due on demand.

During December 2010, the Company’s Director advanced $506. The loan bears interest at 4%, is unsecured and due on demand.

During January 2011, the Company’s Chief Executive Officer advanced $832. The loan bears interest at 4%, is unsecured and due on demand.

During January 2011, the Company’s Director advanced $631. The loan bears interest at 4%, is unsecured and due on demand.

During February 2011, the Company’s Director advanced $984. The loan bears interest at 4%, is unsecured and due on demand.

8

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2011
(Unaudited)

During May 2011, the Company repaid all related party advances totaling $23,880 and accrued interest through the repayment date.  As of May 31, 2011, the Company owes $384 in accrued interest, of which $194 is accrued interest to Robert Kohn, our CEO, and $190 is accrued interest to Bonnie Nelson, a Director.  Such accrued interest has not changed as of May 31, 2011 due to the principal on the Notes being paid after quarter ended February 28, 2011 and there was no further need to accrue additional interest

Note 5 Stockholders’ Equity

On September 13, 2010, the Company issued 10,000 shares of common stock to its founders for $1 ($0.0001/share).  On January 5, 2011, in connection with the redomiciling to Nevada, these shares were cancelled for no consideration.

(1) Preferred Stock

On January 28, 2011, the Company issued one share of Series A, preferred stock for $1.  This series of preferred stock had a provision that the holder of the one share, a related party controlled by the Company’s Chief Executive Officer and a Director, can vote 50.1% of the total votes.  There are no preferences, dividends, or conversion rights.

(2) Common Stock

In January and February 2011, the Company issued the following shares for cash and services:

Type	Quantity	Valuation	Range of Value per share
Cash	40,300,000	$303,910	$0.0001 – 0.25
Cash – related parties	44,800,000	4,480	$0.0001
License agreement	1,000,000	250,000	$0.25
Services	4,150,000	50,000	$0.012
Total	90,250,000	$608,390

In connection with the stock issued for services rendered, the Company determined fair value based upon the value of the services provided, which was the most readily available evidence.

The service provider also received 1-year warrants for 1,000,000 shares, with an exercise price of $1 per share.  The warrants were granted for services rendered. The warrants have a fair value of $60,800, based upon the black-scholes option-pricing model.  The Company used the following weighted average assumptions:

Expected dividends	0%
Expected volatility	150%
Expected term	1 year
Risk free interest rate	0.28%
Expected forfeitures	0%

In connection with the stock issued for the license agreement, the following occurred:

On January 27, 2011, an agreement was executed with Green Oil Plantations Ltd. and their affiliates (“Green Oil”) for an exclusive license of fifty years in exchange for 1,000,000 shares of common stock, having a fair value of $250,000 ($0.25/share), based upon recent cash offerings to third parties, to utilize Green Oil’s licensed technologies and turnkey model for growing energy crops in North America, South America, Central America and the Caribbean excluding Cuba.

9

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2011
(Unaudited)

The Company has agreed to pay a royalty fee, as a percentage, of gross revenue as follows:

5% of the first $50,000,000 of gross revenue;

3% of the second $50,000,000 of gross revenue; and

1% of anything in excess of $100,000,000

If the Green Oil charges a lesser percentage to another entity, then the first $50,000,000 will be decreased to the lowest percentage charged.

No such transactions have occurred as of May 31, 2011 and through July 12, 2011.

Note 6 Related Party Transactions

License Agreement – Former Affiliate of Chief Executive Officer

On November 30, 2010, the Company entered into an exclusive license agreement with a company that is a former affiliate of the Company’s Chief Executive Officer.  The license gives the Company the right to utilize all Intellectual Property rights (“IP”) and technology licenses to produce high-density short rotation biomass energy crops on an exclusive basis in the United States, Central America, Mexico, and Guam in perpetuity.

The Company has agreed to pay a royalty fee, as a percentage, of gross revenue as follows:

8% of the first $50,000,000 of gross revenue;

3% of the second $50,000,000 of gross revenue; and

1% of anything in excess of $100,000,000

If the former affiliate company charges a lesser percentage to another entity, then the first $50,000,000 will be decreased to the lowest percentage charged.

No such transactions have occurred as of May 31, 2011 and through July 12, 2011.

Note 7 Formation of Subsidiaries

On January 14, 2011, the Company formed Global Energy Crops Corporation (“GECC”), a 100% wholly owned subsidiary.  GECC intends to:

-	Seek financing from US aid and similar organizations for energy crop growing projects in third world countries for the conversion to electricity and biofuels,

10

BioPower Operations Corporation and Subsidiaries
(A Development Stage Company)
Notes to Consolidated Financial Statements
May 31, 2011
(Unaudited)

-	Joint venture with both international and smaller technology companies who are currently producing electricity and biofuels wherein GECC intends to provide biomass feedstock, and

-	Execute supply chain contracts with major buyers of energy crop products including electricity and biofuels.

On January 27, 2011, the Company formed Green Oil Plantations Americas, Inc. (“Green Oil”), a 100% wholly owned subsidiary as the operating company for the exclusive license agreement with Green Oil Plantations, Ltd. (See Note 4)

Both of the above subsidiaries are currently inactive except for their formation.

Note 8 Commitments and Contingencies

(A) Employment Agreements – Officers and Directors

In January 2011, the Company executed employment agreements with certain officers and directors (three individuals) containing the following provisions:

Term of contract	2-5 years
Salary	$125,000 - $200,000
Salary deferral	All salaries will be accrued until the Company has raised $2,500,000.

(B) Lease Agreement

On March 18, 2011, the Company entered into a 26-month lease that will commence on April 1, 2011 and expire on May 31, 2013.  The Company’s monthly lease payment of $4,150 will commence on July 1, 2011.  The Company will amortize rent expense on a straight-line basis over the occupancy period.

Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 9 Subsequent Events

The Company has evaluated for subsequent events between the balance sheet date of May 31, 2011 and July 12, 2011, the date the financial statements were issued, and concluded that events or transactions occurring during that period requiring recognition or disclosure have been made.

11

BIOPOWER OPERATIONS CORPORATION

Up to 10,000,000 Shares of Common Stock at $0.50 per share via a Direct Public Offering

17, 250,000 Shares of Common Stock from Existing Stockholders

Dealer Prospectus Delivery Obligation

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this Prospectus is August 1, 2011

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	If the Company is relying on Rule 430B:
(i)
Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)
If the Company is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, Florida, Broward County, Florida on July 12, 2011.

BIOPOWER OPERATIONS CORPORATION

By:	/s/ Robert Kohn
Name:	Robert Kohn
Title:	Principal Executive Officer, Director, Principal Accounting Officer, Principal Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Date:	July 12, 2011	By:	/s/ Robert Kohn
		Name:	Robert Kohn
		Title:	Chief Executive Officer, Director, Principal Accounting Officer, Principal Financial Officer and Secretary

Date:	July 12, 2011	By:	/s/ Dale Shepherd
		Name:	Dale Shepherd
		Title:	President and Chief Operating Officer, Treasurer,

Date:	July 12, 2011	By:	/s/ Bonnie Nelson
		Name:	Bonnie Nelson
		Title:	Director of Business Strategy and Director